SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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UNIFY CORPORATION

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Unify Corporation
 2101 Arena Blvd, Suite 100
 Sacramento, CA 95834

February 28, 2007

Dear Unify Shareholder:

          You are cordially invited to attend the Annual Meeting of Stockholders of Unify Corporation to be held on March 29, 2007, at 9:00 a.m., Pacific Time, at Unify Corporation, 2101 Arena Blvd., Suite 100, Sacramento, California 95834.

          At the meeting, shareholders will vote on three proposals: the election of five members to the board of directors; to ratify the appointment of Grant Thornton LLP as Unify’s independent auditors for fiscal 2007; and approval of a reverse stock split. Your board of directors recommends a vote “FOR” these proposals.

          Your vote is important.  Please allow me to elaborate. Calendar 2006 was a year of transformation and achievement for your Company. We began the year announcing plans to be acquired and we close the year having completed an outstanding acquisition of our own.  In between, we launched a new product, gained new customers and laid the foundation for future revenue and earnings growth.  It is with new momentum, structure and focus that we plan to soar into 2007 and fiscal 2008.

          We have transformed Unify back to its heritage of reliable, productive and innovative data management and development tool solutions.  Our acquisition of Gupta Technologies LLC doubles our size, broadens our product portfolio and gives us a stronger partner channel, distribution network and global customer base. For our shareholders, we completed the Gupta acquisition with minimal dilution as we successfully raised debt capital that is convertible into equity at a price that is a significant premium to our current market price.

          As transforming as this last year has been, we think the coming year will be a hallmark financial year.  Knowing the time is right to capitalize on this dynamic, we are asking shareholders to approve a reverse stock split. This would have the effect of reducing the number of shares outstanding and increasing the price of each share of stock.  We believe the time is right as Unify is poised to post revenue and earnings growth headed into calendar 2007 and the increased per share price will be attractive to a larger base of potential investors.

          We are deeply motivated by the opportunities that lie ahead for our company.  It is your participation and support that enables us to move forward in pursuit of these opportunities.

Sincerely,

Todd E. Wille
President and Chief Executive Officer

Unify Corporation
 2101 Arena Blvd, Suite 100, Sacramento, California 95834

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
  TO BE HELD MARCH 29, 2007

Dear Stockholder:

          You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Unify Corporation to be held on March 29, 2007, at 9:00 a.m., Pacific Time, at Unify Corporation, 2101 Arena Blvd., Suite 100, Sacramento, California 95834, for the following purposes:

1.	To elect five (5) members of the board of directors to hold office until the 2007 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.

To consider and vote upon an amendment to our Certificate of Incorporation which will effect a reverse stock split of our Common Stock at a ratio of not less than one-for-three and not more than one-for-ten at any time prior to June 30, 2007, with the exact ratio to be set at a whole number within this range to be determined by our board of directors in its discretion.

3.	To ratify the appointment of Grant Thornton LLP as Unify’s independent auditors for the fiscal year ending April 30, 2007.

4.	To transact such other business as may properly come before the meeting.

          These items of business are more fully described in the Proxy Statement that accompanies this Notice.

          Stockholders of record at the close of business on February 28, 2007, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 2101 Arena Blvd., Suite 100, Sacramento, California, 95834.

Sincerely,

Todd E. Wille
President and Chief Executive Officer
Sacramento, California
February 28, 2007

STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY AND VOTE IN PERSON AT THE MEETING.

UNIFY CORPORATION
 PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

          The accompanying proxy is solicited by the board of directors (the “Board”) of Unify Corp. (“Unify,” “Company,” “we,” “us” or “our”), a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on March 29, 2007 (the “Annual Meeting”), or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is February 28, 2007, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

          Annual Report.   Our Annual Report on Form 10-K for the fiscal year ended April 30, 2006, is enclosed with this Proxy Statement.

          Voting Securities.   Only stockholders of record as of the close of business on February 28, 2007, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 29,720,608 shares of Unify common stock, par value $0.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each stockholder of record as of that date is entitled to one vote for each share of common stock held on the proposals presented in this Proxy Statement. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

          Solicitation of Proxies.   The cost of soliciting proxies will be borne by Unify. We have retained The Altman Group to assist in the solicitation of proxies for a fee not to exceed $5,500, plus customary out-of-pocket expenses. The Altman Group may solicit proxies personally or by telephone in addition to soliciting stockholders by mail. In addition, we will solicit stockholders by mail through our regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have Unify stock registered in the names of such persons and will reimburse them for their reasonable out-of-pocket costs. We may also use the services of directors, officers and others to solicit proxies, personally or by telephone, without additional compensation.

          Voting of Proxies.   Except as described below, (i) All valid proxies received prior to the meeting will be voted; (ii) All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made; and (iii) If no choice is indicated on the proxy, the shares will be voted FOR each director nominee and IN FAVOR of proposal nos. 2 and 3. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivering to the secretary of the Company a written instrument revoking the proxy or by delivering a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

          Unify has a board of directors consisting of five (5) members who will serve until the Annual Meeting of Stockholders held in 2007 and until their respective successors are duly elected and qualified.

          Our nominees for election to the Board and information with respect to their ages as of January 31, 2007, and their positions and offices held with the Company are set forth below. Please see “INFORMATION ABOUT UNIFY CORPORATION—Executive Officers and Directors” for additional information concerning the nominees. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees listed below unless otherwise instructed. Proxies may not be voted for a greater number of persons than the number of nominees named. We know of no reason why any nominee should be unable or unwilling to serve as a director. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate.

          Nominees for election to the Board are as follows:

Name	Current Position with Company	Age	Director Since

Steven D. Whiteman	Chairman	56	1997
Richard M. Brooks	Director	53	2005
Robert J. Majteles	Director	42	2004
Tery R. Larrew	Director	52	2002
Todd E. Wille	President and Chief Executive Officer	44	2000

          If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors of the Company to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e. “broker non-votes,” will be counted as present for purposes of determining if a quorum is present.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

INFORMATION ABOUT UNIFY CORPORATION

Executive Officers and Directors

          The following table sets forth certain information concerning our directors and executive officers, including their ages as of January 31, 2007:

Name	Age	Position with the Company

Todd E. Wille	44	President and Chief Executive Officer
Steven D. Bonham	50	Vice President, Finance & Administration and
		Chief Financial Officer
Frank Verardi	58	Vice President & General Manager, Unify
		Business Solutions
Steven D. Whiteman	56	Chairman of the Board
Richard M. Brooks	53	Director
Robert J. Majteles	42	Director
Tery R. Larrew	52	Director

          Todd E. Wille has served as president and chief executive officer since November 2000. He rejoined the Company in October 2000 as the chief operating officer and acting chief financial officer. Mr. Wille originally joined Unify in August 1995 as the corporate controller. In September 1997, Mr. Wille was promoted to vice president, finance and chief financial officer. In March 1998, Mr. Wille left the Company and joined FRx Software Corporation as the vice president of finance and chief financial officer. Subsequently, Mr. Wille was promoted to senior vice president of operations. Mr. Wille received a B.A. in business administration with concentrations in accounting and finance and management information systems from Wartburg College.

          Steven D. Bonham joined the Company in June 2005, as vice president of finance and administration and chief financial officer. Before joining Unify, Mr. Bonham served eight years as chief financial officer for LexisNexis/Examen. Prior to LexisNexis/Examen, Mr. Bonham spent nine years with Foundation Health Corp., a former Fortune 500 publicly traded managed care insurance company, most recently serving as the vice president of finance for Foundation’s California Heath Plan. Mr. Bonham, a licensed certified public accountant, has a B.S. degree in accounting from California State University, Sacramento.

          Frank Verardi has served as vice president and general manager of Unify Business Solutions since May 2005, where he oversees sales and development for the Company’s technology products. From June 2003 to April 2005, he served as vice president of technical services, and from May 2001 to May 2003, he served as vice president of worldwide sales and marketing. Prior to that he served in various management positions including vice president of worldwide professional services, vice president of worldwide product delivery and customer support, and director of client services since joining the Company in August 1988. Before joining Unify, Mr. Verardi held various positions with Computer Sciences Corporation including director of commercial professional services. Mr. Verardi received a B.S. in computer science from California State University, Chico.

          Steven D. Whiteman has served as a director of the Company since May 1997. In August 2004, he was appointed chairman of the board. Mr. Whiteman previously served as the president and chief executive officer of Intesource, an Internet based procurement service specifically for the food industry. From June 2000 to May 2002, he worked as an independent consultant. From May 1993 until June 2000, Mr. Whiteman served as president of Viasoft, Inc. (“Viasoft”), a publicly traded software products and services company. From February 1994 to June 2000, Mr. Whiteman also served as chief executive officer and director of Viasoft, and from April 1997 to June 2000, he served as chairman of the board of directors. Mr. Whiteman is also a director of Intesource, Actuate Corporation, and Netpro. Mr. Whiteman holds a B.A. degree in business administration from Taylor University and a M.B.A. from the University of Cincinnati.

          Richard M. Brooks was appointed a director in August 2005. In September 2006, Mr. Brooks became a partner in the national executive consulting services company, Tatum, LLC.  Mr. Brooks co-founded Winterhawk Media LLC, an Internet security firm in March 2005. Mr. Brooks previously served as chief executive officer for VantageMed, a publicly traded software products and services company from April 2002 to December 2004. In addition, Mr. Brooks served as a director of VantageMed Corporation from March 2001 to January 2005 and was appointed chairman of that board in May of 2002. Prior to being appointed CEO at VantageMed, Mr. Brooks served as a managing member of Brooks and Donde LLC, a financial and information technology company. From June 1998 to June 2001, Mr. Brooks served on the board of directors of NetStream, Inc., a communications and IT managed services company which he co-founded. He was also treasurer from May 2000 to June 2001, and served as the chief financial officer from June 1998 to May 2000, for NetStream, Inc. Mr. Brooks received a B.S. in business administration from Oregon State University.

          Tery R. Larrew has served as a director of the Company since May 2002. Mr. Larrew served as the President and CEO of Vericept Corporation, a provider of network-based early warning and misuse prevention solutions, headquartered in Denver, Colorado. Prior to joining Vericept in 2002, Mr. Larrew co-founded IQ3G, a mobile services company, in 2000. From 1999 to 2000, Mr. Larrew was the chairman and chief executive officer of a start-up e-communication company, UPDATE Systems, Inc. Mr. Larrew also serves as the chief executive officer of Pinnacle Management, which he reformed in 1998. From 1996 to 1998, Mr. Larrew served on the executive management team of Metromail/CIC. He is a graduate of Colorado State University with a B.S. degree in business administration and a minor in finance and marketing.

          Robert J. Majteles joined our board in April 2004. Mr. Majteles is the managing partner of Treehouse Capital LLC (www.treehousecapital.com), an investment firm he founded in 2001.  Prior to launching Treehouse, Mr. Majteles was the chief executive officer of three different technology companies.  In addition, Mr. Majteles has also been an investment banker and a merger and acquisitions attorney. Mr. Majteles received a law degree from Stanford University in 1989 and a Bachelor of Arts degree from Columbia University in 1986. Mr. Majteles is also a Lecturer at the Haas School of Business, University of California, Berkeley and is a Lecturer at Stanford Law School, Stanford University.

          Each director holds office until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified. Our executive officers serve at the discretion of the Board and Mr. Wille is further subject to rights contained in his employment agreement. There are no family relationships between any of our directors or executive officers.

Board of Directors’ Meetings and Committees

          During fiscal 2006, the Board held four (4) Regular Meetings and four (4) Special Meetings. For the Regular Board Meetings held during fiscal 2006, all of the board members were present either in person or participated via telephone conference. For the Special Meetings held during fiscal 2006, all of the board members participated either in person or via telephone conference. The Board has four (4) standing committees: an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Disclosure Committee. The Audit Committee met four (4) times for Regular Meetings and no Special Audit Meetings were held. The Compensation Committee met one (1) time and the Disclosure Committee met four (4) times. The Nominating and Corporate Governance Committee held one (1) meeting during fiscal 2006.

          Audit Committee.   The Audit Committee’s primary function is to provide advice with respect to financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, tax and legal compliance. In particular, the Audit Committee is responsible for overseeing the engagement, independence, and services of our independent registered audit firm. In carrying out these duties, the Audit Committee is responsible for reviewing the annual financial statements and independent auditors’ opinions, reviewing the scope and results of the examination of our financial statements by the independent auditors and approving all professional services performed by the independent auditors and related fees. In addition, the committee recommends the retention of the independent auditors to the Board and periodically reviews our accounting policies and internal accounting and financial controls. The members of the Audit Committee during fiscal 2006 were Richard M. Brooks, Chairman, Steven D. Whiteman and Tery R. Larrew. For additional information concerning the Audit Committee, see “REPORT OF THE AUDIT COMMITTEE.”

          Compensation Committee.   The Compensation Committee’s functions are to review and establish salary levels and grant stock options for executive officers and certain other management employees. The members of the Committee during fiscal 2006, were Tery R. Larrew (Chairman), Robert J. Majteles, and Steven D. Whiteman. During fiscal 2006, the Compensation Committee held one(1) meeting. For additional information concerning the Compensation Committee, see “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.”

          Nominating and Corporate Governance Committee.   The primary responsibilities of this committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and (vi) provide oversight in the evaluation of the Board and each committee. Subject to the advance notice provision of Unify’s bylaws, as described below, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should submit such recommendations to the Secretary of Unify at our corporate office located at 2101 Arena Boulevard, Suite 100, Sacramento, CA

95834. In addition, this committee is charged with developing corporate governance practices to fulfill its responsibility to our stockholders. The composition and activities of the Company’s Board of Directors, the approach to public disclosure and the availability of ethics and business conduct resources for employees demonstrates the Company’s commitment to good corporate governance practices, including compliance with new standards. The Nominating and Corporate Governance Committee consisted of Steven D. Whiteman (Chairman) and Robert J. Majteles.

          Disclosure Committee.   All Board members participate in the Disclosure Committee, the function of which is to oversee and comply with regulations of all reporting for publicly-traded companies. This includes supervising the compiling of the information to be included in these reports, as well as documenting existing procedures and controls to ensure that information required to be disclosed is recorded, processed, summarized and reported in the SEC reports within the time periods specified. The members of the Disclosure Committee for fiscal 2006, included the chairman, Steven D. Bonham, (Chief Financial Officer), all of the board members, senior management and numerous Unify staff located worldwide. These meetings were held quarterly during fiscal 2006.

Director Attendance at Annual Stockholder Meetings

          The Board has not adopted a policy requiring director attendance at the annual stockholder meeting; however, directors are invited to attend. Mr. Wille attended last year’s annual stockholder meeting.

Committee Charters and Code of Conduct

          The Board has adopted a charter for each of the committees described above. The Board has also adopted a Code of Business Conduct that applies to all of our employees, officers and directors. Links to these materials are available on Unify’s website at www.unify.com.

Communications with Directors

          Any stockholder wishing to communicate with any of our directors regarding Unify may write to the director or directors, c/o Steven Bonham, Chief Financial Officer, Unify Corporation, 2101 Arena Boulevard, Suite 100, Sacramento, California 95834. Mr. Bonham will forward these communications directly to the director(s). The independent directors of the Board will review and approve the stockholder’s communication process periodically to ensure effective communication with stockholders.

Director Compensation

          In May 2002, the Company’s Board of Directors adopted a director compensation program for its non-employee (independent) members. This program has several components described in the table below. The compensation for each individual director is assessed by the other members of the Board and is generally based upon the degree and quality of his/her participation in Board activities.

Summary of Compensation Program for Non-Employee Directors

	Based Upon	Annual Maximum	How Paid	When Paid

Annual Cash Retainer (1)	Active Board participation	$10,000 in cash	$2,500 per quarter	Within one week of end of fiscal quarter
Annual Stock Retainer (2)	Board determination of award to be made pursuant to the 2002 Director Restricted Stock Plan	Up to $10,000 in restricted stock using closing price at beginning of fiscal year	In shares of Unify common stock that may not be sold for one (1) year from grant date	In May
Annual Stock Option Grant (3)	Board determination of award to be made pursuant to the 2001 Stock Option Plan	Up to 20,000 shares of common stock	An option to purchase Unify common stock at FMV at time of grant with a three year vesting period	In June
Meeting Fees (4)	Active Board participation	None, but normally not expected to exceed $6,000	$1,000 per on-site meeting attended and $500 per conference call	As required
Consulting (5)	Request by Unify’s CEO	None	Cash or in restricted stock	As performed

(1)

Unify pays non-employee directors an annual cash retainer fee of $10,000 which is paid in four quarterly payments of $2,500 each. Payments are to be made no later than five business days after the end of each fiscal quarter (August 5th, November 5th, February 5th and May 5th).

(2)

Directors are eligible for an annual stock retainer up to the equivalent of $10,000 worth of restricted stock under the 2002 Director Restricted Stock Plan (a copy of which is available upon request to the Company). Such restricted stock may not be sold for a period of twelve (12) months from the date of issuance and is for services to be rendered during the upcoming fiscal year.

(3)

Directors are eligible for an annual stock option grant of up to 20,000 shares of Unify common stock under the Company’s then current stock option program. Eligibility will be determined by the Board and will be based on several factors from the prior fiscal year, including the financial performance of the Company, the Director’s personal contribution to the Company and any other relevant factors or events. The stock option grant, if any, will be made in June of each year and the exercise price shall be equivalent to the fair market value of the stock at the time of the option grant. Any such option grant will vest monthly over a period of thirty-six (36) months.

(4)

Non-employee directors are eligible to receive fees for attending Board and related committee (such as the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee) meetings. Directors receive $1,000 for each on-site meeting attended and $500 for each conference call meeting. Unify will typically hold a Board meeting and any committee meetings on the same day, which will be considered as one meeting for the purpose of calculating meeting fees.

(5)

Directors may be requested to provide certain consulting services to Unify. Should this take place, Unify shall pay a Director one thousand dollars ($1,000) per day, with a half-day minimum. Unify shall reimburse a Director for all travel expenses incurred in accordance with its Travel and Entertainment Policy.

          The following table sets forth the compensation, expenses and consulting fees paid to each non-employee director in fiscal years 2005 and 2006:

	Richard M. Brooks	Tery R. Larrew	Robert J. Majteles	Steven D. Whiteman

FY 2005 annual cash retainer (1)	$0	$7,500	$7,500	$7,500
FY 2006 annual cash retainer (2)	5,000	10,000	10,000	10,000
FY 2006 Audit Committee Chairperson	5,000	0	0	1,250
FY 2006 Chairman of the Board fee	0	0	0	2,000
FY 2005 meeting fees	0	4,000	2,500	4,000
FY 2006 meeting fees	5,000	7,000	6,500	6,500

Total Director Related Compensation	15,000	28,500	26,500	31,250
Consulting fees	9,000	46,042	0	0

Total Compensation	24,000	74,542	26,500	31,250
Reimbursable expenses	0	5,005	0	2,205

Total Compensation and Expenses	$24,000	$79,547	$26,500	$33,455

(1)	Each non-employee director was paid a cash retainer of $1,250 for their directorship for the last quarter of fiscal 2005, which was paid in the first month of fiscal 2006.

(2)	Each non-employee director earned a cash retainer of $10,000 for fiscal 2006. Of this amount, a total of $7,500 was paid in fiscal 2005 and $2,500 was paid in the first month of fiscal 2006.

Employee Director Compensation

          Directors who are Unify employees, such as Mr. Wille, are eligible to receive options under the 2001 Stock Option Plan. Such employee-directors were also eligible to participate in the Company’s 1996 Employee Stock Purchase Plan, which expired on March 25, 2006. Unify has also issued shares or options to employees who are also directors from time to time outside of such plans.

D&O Insurance

          Unify provides it’s Directors with Director and Officer Insurance and is responsible for the payment of the associated fees and premiums and ensuring the policy is kept current and in force.

Director Indemnification

          Unify shall indemnify, hold harmless, and defend any director against all claims against him/her, his/her heirs, executors or administrators, arising from or connected to his/her service as a director to the fullest extend permissible under Delaware law. A director shall immediately notify the chief executive officer and legal counsel of Unify orally and in writing upon learning of any actual or threatened claim or legal process and shall cooperate fully in any defense or action.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information as of January 31, 2007, with respect to the beneficial ownership of our common stock by: (i) each director and director nominee of the Company; (ii) each executive officer named in the Summary Compensation Table below; (iii) current directors and executive officers as a group; and (iv) each stockholder known by us to own more than 5% of our stock.

	Shares Owned (1)

Name and Address of Beneficial Owner	Numberof Shares	Percentage of Class

Directors
Steven D. Whiteman (2)	264,905	*
Tery R. Larrew (3)	222,489	*
Robert J. Majteles (4)	30,057	*
Richard M. Brooks (5)	32,388	*
Executive Officers
Todd E. Wille (6)	939,894	3.121%
Steven D. Bonham (7)	119,166	*
Frank Verardi (8)	352,359	1.18%
All directors and executive officers as a group (3 persons) (9)	1,977,925	6.69%
5% Stockholders
AWM Investment Company, Inc. (10) (12)	9,948,135	32.73%
c/o Special Situations Funds
527 Madison Avenue, Suite 2600
New York, NY 10022

Diker Management LLC (11)	3,463,517	11.65%
745 Fifth Avenue, Suite 1409
New York, NY 10151

ComVest Capital LLC (12)	2,010,000	6.33%
One North Clematis Street, Suite 300
West Palm Beach, FL 33401

*	Less than 1%

(1)

Number of shares beneficially owned and the percentage of shares beneficially owned are based on 29,720,608 shares of the Company’s common stock outstanding as of January 31, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days of January 31, 2007, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the individuals in the table may be contacted in care of Unify Corporation, 2101 Arena Blvd, Suite 100, Sacramento, California 95834.

(2)	Includes 141,666 shares subject to options held by Mr. Whiteman exercisable within 60 days of January 31, 2007.

(3)	Includes 60,000 shares subject to options held by Mr. Larrew exercisable within 60 days of January 31, 2007.

(4)	Represents shares held by Mr. Majteles. He has not been granted any options and therefore, he has no shares exercisable within 60 days of January 31, 2007.

(5)	Includes 13,888 shares subject to options held by Mr. Brooks exercisable within 60 days of January 31, 2007.

(6)	Includes 450,000 shares subject to options held by Mr. Wille exercisable within 60 days of January 31, 2007.

(7)	Includes 87,500 shares subject to options held by Mr. Bonham exercisable within 60 days of January 31, 2007.

(8)	Includes 195,416 shares subject to options held by Mr. Verardi exercisable within 60 days of January 31, 2007.

(9)	Includes 741,249 shares subject to options and exercisable within 60 days of January 31, 2007.

(10)

AWM Investment Company, Inc. is a hedge fund management firm based in New York. The firm is owned by David Greenhouse and Austin Marxe. They manage the Special Situations Fund III, L.P., Special Situations Cayman Fund L.P., Special Situations Private Equity Fund, L.P., and Special Situations Tech. Fund, L.P. Includes 3,612,715 shares issuable on the exercise of warrants within 60 days of January 31, 2007.

(11)	Diker Management, LLC (“Management”) is a Registered Investment Advisor of certain managed accounts and investment funds.

(12)

Excludes shares issuable on the conversion of certain convertible notes.  Notes convertible for up to 3,810,000 shares of common stock are held by ComVest Capital LLC and notes convertible for up to 2,540,000 shares of common stock are beneficially owned by AWM Investment Company.  Such notes are not convertible by their terms until such time as Unify has sufficient available shares to permit such conversion, which is not expected to occur within 60 days from January 31, 2007.

EXECUTIVE COMPENSATION AND OTHER MATTERS

          The following table sets forth information concerning the compensation of our chief executive officer and our next four (4) most highly compensated executive officers whose total salary and bonus exceeded $100,000 per year for services rendered in all capacities to the Company for the last three (3) fiscal years:

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION				Long-Term Compensation Awards

Name and Principal Position	Fiscal Year	Salary	Bonus		Number of Securities Underlying Options	All Other Compensation

Todd E. Wille (1)	2006	$213,750	—		—	—
President and Chief Executive Officer	2005	220,000	—		—	—
	2004	220,000	—		—	—
Daniel S. Romine (2)	2006	140,000	—		—	$323,700	(7)
Vice President and General Manager,	2005	30,000	—		125,000	—
IRM	2004	—	—		—	—
Steven D. Bonham (3)	2006	136,900	—		200,000	—
Chief Financial Officer	2005	—	—		—	—
	2004	—	—		—	—
David M. Glende (4)	2006	150,000	—		—	—
Vice President of Products, IRM and	2005	158,000	—		20,000	—
Chief Technology Officer	2004	153,356	—		60,000	—
Frank Verardi (5)	2006	143,750	$15,000	(6)	—	—
Vice President and General Manager,	2005	150,000	8,610	(6)	20,000	—
Unify Business Solutions	2004	153,750	13,736	(6)	—	—

(1)	Mr. Wille was appointed president and chief executive officer in November 2000.

(2)

Mr. Romine joined the Company in February 2005 as vice president and general manager of Insurance Risk Management. Mr. Romine resigned from the Company in November 2006 as part of the Company’s sale of the Insurance Risk Management division.

(3)	Mr. Bonham joined the Company in June 2005 as chief financial officer.

(4)

Mr. Glende was appointed vice president of products for the Insurance Risk Management division and chief technology officer in March 2005. Prior to that, he held the position of vice president, strategy and chief technology officer. Mr. Glende resigned from the Company in November 2006 as part of the Company’s sale of the Insurance Risk Management division.

(5)	Mr. Verardi was appointed to vice president and general manager of the Unify Business Solutions division in May 2005. Prior to that, he held the position of vice president of technical services.

(6)	Represents commissions earned and paid pursuant to the Company’s commission plan.

(7)

Represents earn-out payments made in accordance with the agreement related to Unify’s purchase of Acuitrek, Inc. from Mr. Romine in February 2005. The compensation is comprised of common stock of $140,000, tax gross up payment of $40,400, performance bonus of $8,300 and cash payments of $135,000.

OPTION GRANTS IN LAST FISCAL YEAR

          The following table provides the specified information concerning grants of options to purchase our common stock during the fiscal year ended April 30, 2006 to the persons named in the Summary Compensation Table:

	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal (2) Year	Exercise Price Per Share (3)		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
Expiration Date
Name					5%	10%

Todd E. Wille	—	—%	$—	—	$—	$—
David M. Glende	—	—%	$—	—	$—	$—
Frank Verardi	—	—%	$—	—	$—	$—
Daniel S. Romine	—	—%	$—	—	$—	$—
Steven D. Bonham	200,000	42%	$0.37	06/27/15	$46,538	$117,937

(1)

Options granted were non-registered stock issued pursuant to individual option agreement and they do not qualify for incentive stock option treatment. Options vest as to one forty-eighth (1/48th) of the subject shares upon completion of each full month of continuous employment with the Company.

(2)	The Company granted an aggregate of 475,000 common stock options during the fiscal year ended April 30, 2006.

(3)

All options were granted with an exercise price equal to the fair market value per share of the common stock on the date of grant, as determined by the fair market value of the Company’s common stock on that day.

(4)

Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed five percent (5%) and ten percent (10%) rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on Unify’s financial performance, overall market conditions and the number of shares vested by the option holder.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

          The following table provides information concerning exercises of options to purchase Unify common stock during the fiscal year ended April 30, 2006, and unexercised options held at April 30, 2006, by the persons named in the Summary Compensation Table:

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 4/30/06 (1)		Value of Unexercised In-the-Money Options at 4/30/06 (2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Todd E. Wille	—	—	446,875	3,125	$55,500	$—
Daniel S. Romine	—	—	36,458	88,542	—	—
Steven D. Bonham	—	—	41,666	158,334	2,916	11,083
David M. Glende	60,000	$13,200	375,645	35,730	32,200	800
Frank Verardi	—	—	189,270	15,730	16,600	—

(1)

Options granted are generally exercisable to the extent vested and generally vest as to one forty-eighth (1/48th) of the subject share upon completion of each full month of continuous employment with the Company thereafter.

(2)

Valuation based on the difference between the option exercise price and the fair market value of the underlying securities as of April 30, 2006, of $0.44 per share, based on the closing sales price paid on the last trade of the day on the Over-the-Counter Bulletin Board (OTC BB) market.

Employment Agreements and Termination and Change of Control Arrangements

          We have an employment agreement with Mr. Wille, our president and chief executive officer. Under the agreement, he receives an annual salary, subject to Board adjustment, of $220,000, and is eligible to receive bonuses upon Unify achieving certain benchmarks in its business plan. Following a merger of the Company or sale of substantially all of its assets, the unvested portion of all options held by Mr. Wille as of the date of the transaction will automatically vest. Should Mr. Wille be terminated, such options will have the benefit of twelve (12) additional months of vesting and he will receive an amount equal to twelve (12) months’ salary.

          Under our 1991 and 2001 Stock Option Plans, should we merge with or be otherwise acquired by another company in a transaction where our stockholders do not retain a majority of the voting stock, a “Change of Control” occurs. If there is a Change of Control and the successor company fails to either assume the outstanding options or substitute substantially equivalent options for its own stock, the vesting of all outstanding Unify options shall accelerate to become fully vested and immediately exercisable. Any outstanding options will terminate if they are not exercised upon consummation of the merger or assumed or replaced by the successor corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of Unify’s common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports filed by them.

          Based solely upon our review of such reports furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than ten percent (10%) stockholders for the fiscal year ended April 30, 2006, were met.

Certain Relationships and Related Transactions

          Amounts Due from Officers, Directors and Principal Stockholders.   Except for advances of reimbursable expenses we have made no other loans to executive officers, directors, stockholders or other affiliates. Any such loan must be approved by a majority of those board members who are independent of and have no interest in the transaction.

          Relationship between Robert J. Majteles and a Principal Stockholder. One of our directors, Robert J. Majteles, is the managing member of Treehouse Capital, which has an agreement with Special Situations Funds (“SSF”), the largest stockholder of Unify, pursuant to which Treehouse, through Mr. Majteles, provides certain management and financial advisory services for SSF on request. As a result, Treehouse is entitled to 10% of Special Situations Funds’ net gain (as defined) or net loss (as defined) on its investment in Unify during the term of the agreement, offset by certain fees that may be paid by Unify to Treehouse or Mr. Majteles directly. Mr. Majteles does not have or share voting or dispositive power over any securities held by Special Situations Funds.

          Limitation of Liability and Indemnification Matters.   Unify’s Restated Certificate of Incorporation (the “Certificate”) limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transactions from which the director derived an improper personal benefit.

          Our bylaws call for us to indemnify our directors, executive officers, and trustees to the fullest extent permitted by law. We believe that such indemnification covers negligence and gross negligence. Our bylaws also permit us to secure insurance on behalf of any executive officer, director, employee or other agent for any liability arising out of his or her actions in such capacity (subject to certain exclusions), regardless of whether the bylaws permit indemnification.

Independent Auditors

          The Board of Directors of the Company appointed Grant Thornton LLP as independent auditors to audit the financial statements for the fiscal year ended April 30, 2006. At this year’s Annual Meeting of Stockholders, Unify stockholders will be asked to ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending April 30, 2007 (see Proposal 3 in this Proxy Statement). A representative of Grant Thornton is expected to be available at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

Audit Fees

          Fees billed by our principal accountant, Grant Thornton LLP, for fiscal year 2006 audit services totaled approximately $239,000 including fees associated with the annual audit, review of the Company’s quarterly reports on Form 10-Q and the statutory audit required for our French subsidiary. Fees billed by our principal accountant, Grant Thornton LLP, for fiscal year 2005 audit services totaled approximately $227,000 including fees associated with the annual audit, the third quarter review of the Company’s quarterly report on Form 10-Q, and the statutory audits required for our French subsidiary.

Audit-Related Fees

          Audit-related service fees billed by Grant Thornton for fiscal 2006 and fiscal 2005 were approximately $26,000 and $60,000, respectively.  The fiscal 2006 fees were related to the review of S-4 filings for the proposed Halo merger and the fiscal 2005 fees related to the acquisition of Acuitrek, Inc.

Tax Fees

          Fees billed by our principal tax accountant, Macias Gini & Company, for tax services in fiscal year 2006 were $30,000. Tax fees consisted of amounts incurred for tax compliance, tax advice and tax planning.  Fees billed by our principal tax accountant, Ernst & Young, for tax services in fiscal year 2005 were $17,000. Tax fees consisted of amounts incurred for tax compliance, tax advice and tax planning.

Other Fees

          Our principal accountant, Grant Thornton LLP, had no other fees for fiscal year 2006 and fiscal year 2005.

Pre-Approval Policies and Procedures

          The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

Equity Compensation Plan Information

          During fiscal 2006, Unify maintained two compensation plans that provided for the issuance of its Common Stock to officers, directors, other employees or consultants. These consisted of the 2001 Stock Option Plan (the “Option Plan”) and the 1996 Employee Stock Purchase Plan (the “Purchase Plan”), which have been approved by the stockholders. The 1996 Employee Stock Purchase Plan expired on March 25, 2006. The 1991 Stock Option Plan, which had a ten-year life, has expired and has therefore ceased to be available for new grants. In fiscal 2003, the Board adopted, without a need for shareholder approval, the 2002 Director Restricted Stock Plan (the “Director Restricted Stock Plan”) as part of a program to provide compensation we felt was necessary to attract, retain and reward members of our Board of Directors who were willing to provide the time and energy that we believe is required to meet our business goals. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of April 30, 2006:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans [excluding shares reflected in column (a)] (c)

Equity compensation plans approved by stockholders (1)	1,877,797	$0.42	791,912
Equity compensation plans not approved by stockholders:
Director Restricted Stock Plan (2)	480,687	$0.49	19,313
Non-Registered Options (3)	480,000	$0.41	0

(1)	Comprised entirely of shares reserved for future issuance under the Option Plan.

(2)

There are 500,000 shares authorized under the Director Restricted Stock Plan, of which 480,687 shares were awarded by and were outstanding on April 30, 2006. As of April 30, 2006 there were 19,313 shares available for future awards.

(3)	In fiscal 2003, the Board authorized the issuance of non-registered non-plan stock options for individual senior level executive recruitment.

Material Features of Director Restricted Stock Plan

          On May 1, 2002, the Company established the Director Restricted Stock Plan as part of a compensation program designed to attract and retain independent members for our board of directors. The maximum aggregate number of shares of common stock that may be issued under the Director Restricted Stock Plan is 500,000. In May 2005, each independent director was granted a fully vested restricted stock award for the number of shares which is equal to $10,000 divided by the fair market value of a share of stock at the award date. There were 115,403 and 42,556 shares awarded in the fiscal 2005 and 2004 under this plan, respectively, leaving a balance of 19,313 shares reserved for future awards at April 30, 2006.

Material Features of Individual Non-Registered Stock Options

          During fiscal 2006, the Board granted options to purchase up to 225,000 shares of common stock under individual, non-plan option agreements. The options and shares issuable under such agreements are restricted securities under the Securities Act and may not be issued or sold except under an effective registration statement or an applicable exemption therefrom. The non-plan option agreements contain substantially similar terms as options issued under our Option Plan.

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditors are responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

          The Audit Committee consists of three (3) directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The NASDAQ Stock Market. We act pursuant to a written charter that has been adopted by the Board.

          The Audit Committee also oversees the financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements and the overall reporting process, including the system of financial controls. In fulfilling our oversight responsibilities during fiscal 2006, we periodically:

•	reviewed the unaudited and audited financial statements with management and our independent auditors (Grant Thornton);

•	discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and our auditors;

•	reviewed the Company’s financial controls and financial reporting process; and

•	reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.

          The Audit Committee has received a formal written statement from our auditors describing all relationships between Grant Thornton and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditor’s independence.

          Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Unify’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended April 30, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee
Richard M. Brooks, Chairman
Tery R. Larrew
Steven D. Whiteman

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          The members of the Compensation Committee during fiscal 2006, were Tery Larrew (Chairman), Robert J. Majteles and Steven D. Whiteman, each a non-employee member of the Board. The committee is responsible for setting and administering the policies governing annual compensation of the Company’s executive officers. These policies are based upon the philosophy that Unify’s long-term success is best ensured by attracting, retaining and rewarding highly skilled executives who are capable of achieving its business goals and building long-term stockholder value. Consequently, the committee’s policies seek to reward individual performance as well as to align the financial interests of executive officers with overall Company results and increase stockholder value. The Company applies these policies in three principal areas: base salary, management incentives, and long-term incentives.

          In preparing the stock performance graph for this Proxy Statement, the Company selected the NASDAQ Computer and Data Processing Services Industry Index as our peer group. However, the companies in our stock peer group are not necessarily in our salary peer group surveys unless we also compete with them for executive talent.

Base Salary

          The Compensation Committee annually assesses the performance and sets the base salary of our chief executive officer, Todd Wille who has also served as president and a director of Unify since November 2000. Mr. Wille, in turn, evaluates the performance of all other executive officers and recommends salary adjustments, if any, which are then reviewed and approved by the Compensation Committee. Performance evaluations for individual executive officers are based on predetermined individual goals. For Mr. Wille, these goals are set by our committee and for all other executive officers these goals are set by Mr. Wille. The objectives of the Compensation Committee are to correlate executive compensation with Unify’s business objectives and performance, and to enable us to attract, retain, and reward executive officers who contribute to our long-term success.

Management Incentive Plan

          We seek to provide additional incentives and rewards to executives for their contributions to the achievement of the Company’s performance goals. For this reason, we administer a Management Incentive Plan (the “Incentive Plan”) that can represent a substantial portion of the total compensation of our executive officers when earned and paid.

          The Incentive Plan provides for the establishment of a compensation pool based on the achievement of worldwide goals for revenues and operating income as well as other operating plan objectives specific to each executive officer’s individual areas of management responsibility. Incentive compensation target amounts for each executive officer are set annually by our committee in consultation with Unify’s chief executive officer. Performance against established goals is determined annually. Executive officers with sales responsibilities receive commission compensation in addition to base salary and management incentives.

          The Compensation Committee annually reviews and approves the compensation of Todd E. Wille, President and Chief Executive Officer. Mr. Wille participates in the Incentive Plan in which he is eligible to receive a bonus for achievement of the Incentive Plan goals and objectives. This actual bonus amount may be higher or lower based on the actual achievement of the Incentive Plan goals and objectives. Mr. Wille is a Unify shareholder; to the extent his performance translates into an increase in the value of Unify’s stock, all shareholders, including Mr. Wille, share the benefit.

          Certain net income performance goals established under the Incentive Plan for fiscal 2006 were not met and, therefore, no cash bonuses were paid in fiscal 2006 to any executive officers.

Long-Term Incentive Compensation

          The Compensation Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for our stockholders, and therefore administers and makes periodic stock option grants under the 2001 Stock Option Plan and non-registered stock issued to individuals. Such options are granted at the prevailing market price and will only have value if our stock price increases over the exercise price. Accordingly, we believe that stock options serve to align the interests of our executive officers closely with our other stockholders because of the direct financial benefit that executive officers receive through improved stock performance.

          Our committee periodically considers the grant of stock-based compensation to all executive officers. Such grants are made on the basis of a subjective analysis of the individual performance of the executive, previous option grants to the executive, and our financial performance. Option grants for the fiscal year ended April 30, 2006 are set forth in the table entitled “OPTION GRANTS IN LAST FISCAL YEAR” in the section entitled “EXECUTIVE COMPENSATION AND OTHER MATTERS.”

Deductibility of Executive Compensation

          We have considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to the chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the 2001 Option Plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. Our committee is comprised of non-employee directors. Furthermore, should the compensation committee not be so constituted for any period of time, the options granted during such period are unlikely to result in compensation exceeding $1,000,000 in any year.

The Compensation Committee
Tery R. Larrew, Chairman
Robert J. Majteles
Steven D. Whiteman

COMPARISON OF STOCKHOLDER RETURN

          Below is a line graph comparing the annual percentage change in the cumulative total return on the Company’s common stock with the cumulative total return of the NASDAQ U.S. Index and the NASDAQ Computer and Data Processing Services Industry Index for the period commencing on April 30, 2001 and ending on April 30, 2006.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG UNIFY CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

PROPOSAL NO. 2

APPROVAL TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO OF NOT LESS THAN ONE-FOR-THREE AND NO MORE THAN ONE-FOR-TEN AT ANY TIME PRIOR TO JUNE 30, 2007, WITH THE EXACT RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION

General

          The board of directors has approved and is hereby soliciting stockholder approval of an amendment to our Restated Certificate of Incorporation to effect a reverse stock split at a ratio of between 1-for-3 to 1-for-10 in the form set forth in Appendix “A” to this proxy statement (the “Amendment”).  A vote FOR Proposal 2 will constitute approval of the Amendment providing for the combination of any whole number of shares of Common Stock between and including three and ten into one share of Common Stock and will grant the board of directors the authority to select which of the approved exchange ratios within that range will be implemented.  If the stockholders approve this proposal, the board of directors will have the authority, but not the obligation, in its sole discretion, and without further action on the part of the stockholders, to effect a reverse stock split in any of the approved ratios by filing the Amendment with the Delaware Secretary of State at any time after the approval of the proposal.  If the Amendment has not been filed with the Delaware Secretary of State by the close of business on June 30, 2007, the board of directors will abandon the Amendment constituting the reverse stock split.  In that case, the board of directors may again seek stockholder approval for a reverse stock split if it deems a reverse stock split would be advisable.

          Unify Corporation currently has 40,000,000 authorized shares of common stock.  As of February 28, 2007, the record date for the annual meeting, 29,720,608 shares of Common Stock were outstanding.  The reverse stock split, if implemented, would reduce the number of issued and outstanding shares of Common Stock, but would not change the number of authorized shares of Common Stock or the par value or the voting rights of the Common Stock, as the case may be, and, except for the impact of fractional shares, each stockholder’s proportionate ownership interest in Unify Corporation would be the same immediately before and after the reverse stock split.

          The board of directors believes that by reducing the number of shares of Common Stock outstanding through the reverse stock split and thereby proportionately increasing the per share price of our Common Stock, our Common Stock may be more appealing to institutional investors and institutional funds, although there can be no assurances that this will result. The board of directors also believes that our stockholders may benefit from a higher priced stock because of improved liquidity as a result of an increased interest from institutional investors and investment funds and lower trading costs.  Finally, the reverse split, if implemented, will allow Unify to comply with its contractual obligations to create sufficient available shares to permit the conversion of certain notes issued in connection with the financing that closed on November 20, 2006 without having to increase the number of authorized shares.

          The board believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the board with maximum flexibility to achieve the purposes of the reverse stock split.  If the stockholders approve this proposal, in connection with any determination to effect the reverse stock split, the board will set the time for such a split and select a specific ratio within the range. These determinations will be made by the board with the intention to create the greatest marketability for our Common Stock based upon prevailing market conditions at that time and in light of our contractual obligations to our lenders.

          The board reserves its right to elect not to proceed and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

Purposes of the Reverse Stock Split

          We believe that increasing our stock price through a reverse stock split will have a number of benefits.

•

Increase Stock Price to a More Attractive Level for Investors. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced stocks and that brokerage firms may be reluctant to recommend lower-priced stocks to their clients. By effecting a reverse stock split, we believe the price of our Common Stock may be raised to a level where our stock would be viewed more favorably by potential investors.

•

Reduced Costs for Investors. We believe that when investors buy or sell our Common Stock, many of them pay commissions that are based on the number of shares bought or sold, and that brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stock. A higher stock price after a reverse stock split would alleviate that concern. Lower commissions may also make our stock an attractive investment to additional investors.

•

Attract and Retain Employees and Service Providers.  We believe that a higher stock price will help us attract and retain employees and other service providers who are less likely to work for a company with a low stock price.

•

Reduced Costs for Unify Corporation. As of February 28, 2007, we had approximately 298 stockholders of record. However, this number does not include stockholders whose shares are held in trust by other entities, and the total number of beneficial stockholders of our shares is greater than the number of stockholders of record. For each of these holders, we pay annual account servicing costs and the cost of printing and mailing annual reports and proxy statements. Often, these stockholders find it uneconomical to sell their shares because brokerage costs are significant, in some cases exceeding the value of the shares sold. If we were to effect a reverse stock split, we would reduce the number of stockholders because holders who would own less than one share of stock after the reverse stock split will receive cash in lieu of a fractional share. This would reduce our stockholder servicing costs and should provide some of our stockholders with a more economical way to dispose of their interest in Unify Corporation.

•

Provide Sufficient Shares to Permit Conversion of Notes.  On November 20, 2006, Unify issued promissory notes in principal amount of $5,350,000 pursuant to the terms of the Revolving Credit and Term Loan Agreement entered into by and between Unify and ComVest Capital LLC. These notes are convertible under certain circumstances into shares of Unify Common Stock. Unify currently does not have sufficient shares of its authorized and unissued  Common Stock to accommodate conversion of the notes if all were converted simultaneously and if all options and warrants to purchase shares of Unify Common Stock were exercised. Effecting the reverse stock split will result in a commensurate adjustment of the conversion ratios for the notes and the number of shares issuable on exercise of outstanding options and warrants.  But because after the reverse split the number of authorized shares will remain the same, Unify will have sufficient shares to cover conversion of all the notes as well as exercise of all options and warrants.

Certain Risks Associated with the Reverse Stock Split

          There can be no assurance that the total market capitalization of our Common Stock after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of our Common Stock following the reverse stock split will either exceed or remain higher than the current per share market price.

          There can be no assurance that the market price per share of our Common Stock immediately after the reverse stock split will remain constant in proportion to the reduction in the number of shares of Common Stock outstanding before the reverse stock split.  For example, based on the market price of our Common Stock on January 31, 2007 of $0.28 per share, if the board of directors decided to implement the reverse stock split and utilize a ratio of 1-for-5, there can be no assurance that the post-split market price of our Common Stock would be $1.40 ($0.28 X 5) per share or greater. Accordingly, the total market capitalization of our Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split. In many cases, the market price of a company’s shares declines after a reverse stock split.

There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors.

          While the board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors.

There can be no assurance that the reverse stock split will result in a per share price that will increase our ability to attract and retain employees and other service providers.

          While the board of directors believes that a higher stock price may help us attract and retain employees and other service providers who are less likely to work for a company with a low stock price, there can be no assurance that the reverse stock split will result in a per share price that will increase our ability to attract and retain employees and other service providers.

A decline in the market price for our Common Stock after the reverse stock split may result in a greater percentage decline that would occur in the absence of a reverse stock split, and the liquidity of our Common Stock could be adversely affected following the reverse stock split.

          The market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. In many cases, the market price of a company’s shares declines after a reverse stock split.  Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Effectiveness of the Reverse Stock Split

          If the stockholders approve the reverse stock split proposal and the board of directors decides to implement a reverse stock split, we will file with the Secretary of State of the State of Delaware a certificate of amendment to our certificate of incorporation. The reverse stock split will become effective at the time of filing of, or at such later time and date as is specified in, the certificate of amendment, which we refer to as the “effective time.” Beginning at the effective time, each certificate representing shares of our Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares of that class into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

Effects of the Reverse Stock Split if Implemented

          If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all of the outstanding Common Stock. The reverse stock split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split would result in any holder of our Common Stock receiving cash in lieu of fractional shares. As described below, holders of our Common Stock otherwise entitled to fractional shares as a result of the reverse stock split will receive a cash payment in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split holders of our Common Stock to the extent there are concurrently stockholders who would otherwise receive less than one share of Common Stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

          After the reverse stock split, the number of authorized shares of Common Stock will be 40,000,000 shares and the number of unissued shares of Common Stock will be approximately 30,093,130 to 37,027,939 shares depending upon the reverse stock split ratio selected by the Board.  Our board of directors believes that maintaining the same number of authorized shares of Common Stock, and thereby increasing the number of shares available for future issuance, will provide us with the certainty and flexibility to undertake various types of transactions, including financings, acquisitions of companies or assets, strategic transactions, increases in the shares reserved for issuance pursuant to stock incentive plans, sales of stock or securities convertible into our Common Stock, or other corporate transactions not yet determined.  Certain kinds of these transactions may have anti-takeover effects, as described in more detail below, and certain kinds of these transactions may require stockholder approval under Delaware law or applicable NASDAQ or OTC/BB rules, but the board of directors believes that this certainty and flexibility is helpful to Unify Corporation and in the stockholders’ interests. We do not have any current plans, proposals or arrangements (written or otherwise) to issue any additional shares other than pursuant to the ComVest debt financing arrangement, warrants, and equity plans currently in existence.

          The principal effects of the reverse stock split would include the following:

•	depending on the ratio for the reverse stock split implemented by the board of directors, each 3, 4, 5, 6, 7, 8, 9 or 10 shares of Common Stock you own will be combined into one new share;

•	the number of shares of Common Stock issued and outstanding will be reduced proportionately based on the ratio selected by the board of directors;

•	appropriate adjustments will be made to stock options and restricted stock units granted under company plans to maintain the economic value of the awards;

•

the number of shares reserved for issuance under our existing stock-based compensation plans, warrants and convertible notes will be reduced proportionately based on the ratio selected by the board of directors (and any other appropriate adjustments or modifications will be made under the plans); and

•	because of the above adjustments to all of the Company’s currently outstanding and unissued but reserved shares, the number of shares available for future issuance will be correspondingly increased.

          The reduction in the number of issued and outstanding shares is expected to increase the trading price of our Common Stock, although there can be no assurance that such price will increase in proportion to the ratio of the reverse stock split. The trading price of our Common Stock depends on many factors, including many which are beyond our control. As discussed above, the higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend the purchase of our Common Stock. On the other hand, to the extent that negative investor sentiment regarding our Common Stock is not based on our underlying business fundamentals, the reverse stock split may not overcome such sentiment enough to increase our stock price.

          The liquidity of our Common Stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the reverse stock split will increase the number of stockholders who own “odd lots,” which consist of blocks of fewer than 100 shares. Stockholders who hold odd lots may be required to pay higher brokerage commissions when they sell their shares and may have greater difficulty in making sales.

          The shares of Common Stock issued as a result of the reverse stock split will be fully paid and non-assessable. The amendment will not change the terms of our Common Stock. The shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized.

Effect on Certificated Shares and Fractional Shares

          As soon as practicable after the effective date of any reverse stock split, we will request that all stockholders holding shares of our Common Stock in certificate form return their stock certificates representing shares of Common Stock outstanding on the effective date in exchange for certificates representing the number of whole shares of Common Stock into which the shares of old Common Stock have been converted as a result of the reverse stock split. Each stockholder will receive a letter of transmittal from our transfer agent containing instructions on how to exchange certificates. Stockholders should not submit their old certificates to the transfer agent until they receive these instructions. In order to receive new certificates, stockholders must surrender their old certificates in accordance with the transfer agent’s instructions, together with the properly executed and completed letter of transmittal.

          Beginning with the effective date, each old certificate, until exchanged as described above, will be deemed for all purposes to evidence ownership of the number of whole shares of Common Stock previously represented by the certificate that were combined pursuant to the reverse stock split.

          No fractional shares will be issued in connection with the reverse stock split.  Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by the number selected by the board of directors for the reverse stock split ratio will be entitled, upon surrender of any certificate(s) representing such shares, to a cash payment in lieu thereof.

Effect on Beneficial Holders of Common Stock (i.e. Stockholders who hold in “street name”)

          Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in “street name”.  However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of our Common Stock Shares with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Accounting Matters

          The reverse stock split will not affect the par value of a share of our Common Stock. As a result, as of the effective date of the reverse stock split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per-share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Potential Anti-Takeover Effect

          The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect.  For example, the issuance of a large block of Common Stock could dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of Unify Corporation with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of Common Stock or obtain control of Unify Corporation, nor is it part of a plan by management to recommend to the board and stockholders a series of amendments to the Restated Certificate of Incorporation.  Other than the proposal for the reverse stock split, the board of directors does not currently contemplate recommending the adoption of any other amendments to the Restated Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of Unify Corporation.

Description of Our Common Stock

          Each holder of issued and outstanding shares of Common Stock is entitled to one vote per share on all matters submitted to a vote of our stockholders. Holders of shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of common stock will have the ability to elect all of our directors.

          Subject to rights of any preferred stock then outstanding, holders of Common Stock are entitled to share ratably in dividends payable in cash, property or shares of our capital stock, when, as and if declared by our board of directors. We do not currently expect to pay any cash dividends on our Common Stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, any assets remaining after prior payment in full of all of our liabilities and after prior payment in full of the liquidation preference of any preferred stock would be paid ratably to holders of Common Stock.

          All outstanding shares of Common Stock are, and any shares of Common Stock to be issued upon exercise of options and warrants will be, fully paid and non-assessable.

Material U.S. Federal Income Tax Consequences

          The following discussion of the material U.S. federal income tax consequences of the proposed reverse stock split is based upon the current provisions of the Internal Revenue Code of 1986, as amended, and other legal authorities, all of which could be changed at any time, possibly with retroactive effect. Such a change could alter or modify the statements and conclusions set forth below. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below has been requested and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. The following discussion assumes that the pre-reverse stock split shares of Common Stock were, and the post-reverse-stock split shares will be, held as a “capital asset” as defined in the Internal Revenue Code of 1986, as amended. This discussion may not address certain U.S. federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) that may be subject to special treatment under the U.S. federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

          Subject to the discussion below concerning the treatment of the receipt of cash payments instead of receipt of fractional shares, no gain or loss should be recognized by a stockholder as a result of such stockholder’s exchange of pre-reverse stock split Common Stock for post-reverse stock split Common Stock in connection with the reverse stock split. The tax basis and holding period of each post-reverse stock split share of Common Stock received (including any fraction of a post-reverse stock split share deemed to have been received and then redeemed) should generally be the same as the tax basis and holding period of the pre-reverse stock split shares of Common Stock surrendered in connection with receipt of the post-reverse stock split shares of Common Stock, with the tax basis and holding period determined separately with respect to blocks of pre-reverse split shares of Common Stock that were acquired on the same date and at the same price. The receipt of a cash payment instead of receipt of a fractional share interest will result in recognition of capital gain or capital loss for U.S. federal income tax purposes. The deductibility of any capital loss is subject to limitations.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

No Appraisal Rights

          Stockholders do not have any appraisal rights under Delaware General Corporation Law or under our certificate of incorporation in connection with the reverse stock split.

Reservation of Right to Abandon Reverse Stock Split

          The board of directors reserves the right to abandon the reverse stock split without further action by our stockholders at any time before the time the amendment to our certificate of incorporation to be filed with the Secretary of State of the State of Delaware becomes effective, regardless of whether the reverse stock split has been authorized by our stockholders. Although the board of directors does not currently anticipate exercising its right to abandon the reverse stock split and is not currently aware of specific events that would cause it to abandon the reverse stock split, should the board of directors subsequently determine that the reverse stock split is no longer in the best interests of Unify Corporation or its stockholders, the board of directors will not proceed with the reverse stock split. By voting in favor of the reverse stock split, you are also expressly authorizing the board of directors to determine not to proceed with, and abandon, the reverse stock split if it should so decide.

Vote Required and Recommendation of the Board of Directors

          The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of this proposal.  Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present but will have the same effect as a negative vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK.

INFORMATION ABOUT GUPTA TECHNOLOGIES AND ITS ACQUISITION

          Because one of the reasons for effecting the proposed reverse stock split is to meet our contractual obligations with respect to a financing we consummated to complete our acquisition of Gupta Technologies LLC in November 2006, we are providing the following information with respect to Gupta.  It is important to note that the Gupta acquisition has already closed.  A vote for or against the reverse stock split will not impact whether or not we undertake the Gupta acquisition.  It will, however, impact how we meet our contractual obligations with respect to the financing we undertook to complete the transaction, as described elsewhere in this proxy statement.

The Gupta Business

          Gupta Technologies is a leading producer of secure, small-footprint, embeddable databases and enterprise application development tools. Gupta develops, markets and supports software products that enable software programmers to create enterprise class applications, operating on either the Microsoft Windows or Linux operating systems that are used in large and small businesses and governmental entities around the world. Gupta’s products include a popular database application, SQLBase, and a well-known set of application development tools, Team Developer. SQLBase is a relational database product that allows companies to manage data closer to the customer, where capturing and organizing information is becoming increasingly critical. This product is designed for applications being deployed in situations where there are little or no technical resources to support and administer databases or applications. Team Developer is a visual object-oriented RAD tool that is proven to shorten the development cycle; providing developers the tools to quickly design, develop and deploy their Windows or Linux solution. Gupta began operations in 1984 and prior to its acquisition by Unify, Gupta was headquartered in Redwood Shores, California. Gupta also maintains a regional office in Munich and sales offices in London and Paris.

Acquisition of Gupta

          Background of the Acquisition

          In March 2006, Unify entered into a merger agreement with Halo Technology Holdings, Inc. (“Halo”) whereby Unify would be acquired by Halo.  Over the course of the next few months the parties attempted to close the merger but on-going accounting issues and an erosion in the Halo stock price caused the parties to begin to reconsider the efficacy of the proposed merger. On August 14, 2006, Unify’s President and CEO, Todd Wille, called Ron Bienvenu, Halo’s CEO, to discuss the potential termination of the Merger Agreement and to express Unify’s interest in acquiring Gupta from Halo instead. Mr. Wille indicated to Mr. Bienvenu that Gupta would provide an excellent complement to Unify’s existing business and in addition to increasing Unify’s market share, it would greatly enhance the distribution channels through which its products are sold. During the course of this call, Mr. Bienvenu suggested that Halo would also be interested in acquiring Unify’s Insurance Risk Management (“IRM”) division. On August 14, 2006, Mr. Bienvenu forwarded to Mr. Wille a proposed summary of terms that suggested Halo would be willing to sell Gupta to Unify for total consideration of $19.1 million consisting of cash, stock, the IRM division and subordinated debt.

          From August 15, 2006 to August 28, 2006, Mr. Bienvenu and Mr. Wille conducted several further discussions regarding the proposed deal structure and the valuation of Gupta and the IRM division.  During this time, several additional draft proposals were exchanged with a final draft prepared on August 28, 2006, which reflected a revised consideration of $11.0 million consisting of cash, stock and warrants and the IRM division. On September 5, 2006, Unify’s board of directors held a special meeting via conference call to evaluate the potential acquisition of Gupta and the divestiture of the IRM division.  At this meeting, management updated the Unify board of directors on the status of negotiations with Halo and provided the board an overview of the proposed Gupta acquisition.  The Board discussed in detail the expected benefits and possible risks of the termination of the Halo merger agreement and the proposed Gupta acquisition. After deliberation, Unify’s board of directors unanimously determined the proposed acquisition of Gupta and the sale of the IRM division to be in the best interests of Unify and its stockholders and authorized Mr. Wille to negotiate the final agreements.  Assuming an acceptable agreement regarding Gupta could be reached, the Board authorized a mutual termination of the merger agreement with Halo.

          From September 5 through September 13, 2006, Halo and Unify continued to finalize the terms of the Gupta purchase agreement.  On September 13, 2006, Unify and Halo executed a Purchase and Exchange Agreement with respect to the acquisition of Gupta and a mutual agreement to terminate the merger agreement (the “Purchase Agreement”).  Thereafter, on September 14, 2006, Unify and Halo issued a joint press release announcing the transaction.

          From September 14 through November 20, 2006, Unify secured its financing for the cash portion of the acquisition consideration and worked on various pre-closing arrangements with respect to certain of its employees. On November 20, 2006, Unify and Halo executed an Amendment to the Purchase and Exchange Agreement to, among other things, increase the cash consideration and eliminate the stock and warrant consideration. Additionally, on November 20, 2006, Unify closed a financing with ComVest Capital which was required to fund the cash consideration for the Gupta acquisition. On November 20, 2006, the Purchase and Exchange Agreement, as amended, was closed.

          Terms of the Acquisition

          Under the terms of the Purchase Agreement, as amended, the total consideration paid to Halo for Gupta was (i) Unify’s IRM division, including, without limitation, the risk management business conducted through its Acuitrek subsidiary and its NavRisk software product, (ii) Unify’s ViaMode software product and related intellectual property rights, (iii) $6,100,000 in cash and (iv) the amount, if any, by which the Gupta Net Working Capital exceeds the NavRisk Net Working Capital (as such terms are defined in the Purchase Agreement, the “Working Capital Adjustment”).

          The purchase was funded by debt consisting of $5.35 million in convertible term notes and a revolver of up to $2.5 million. There are 3 tranches that comprise the convertible term notes, Tranche 1 is for $1,000,000, Tranche 2 is for $3,250,000 and Tranche 3 is for $1,100,000. As part of the debt financing the Company provided the lender with 3,350,000 warrants to purchase Common Stock. There are 1,000,000 warrants with a price of $0.27, 1,350,000 warrants at a price of $0.32 and 1,000,000 shares at a price of $0.38.  Additionally, the holder of the term notes may, at their option, upon written notice to Unify given at any time and from time to time from the date Unify has sufficient authorized, unissued and unreserved shares of Common Stock issue convert the outstanding principal and any accrued interest into shares of Unify Common Stock. Tranche 1 is convertible at $0.50 per common share and Tranches 2 and 3 are convertible at $1.00 per share. Unify may require conversion of the convertible term notes if its Common Stock price closes at or above 160% of the applicable conversion price for 20 or more consecutive market days.

Management’s Discussion and Analysis of the Gupta Business

          Appendix B of this proxy statement contains certain audited financial statements and related footnotes for Gupta.  As detailed in such financial statements, Gupta had total revenues of $11.5 million for the year ended June 30, 2006. Product revenue was approximately $4.1 million and services revenue was $7.3 million for the year ended June 30, 2006. Cost of revenue for the year ended June 30, 2006 was $1.5 million and operating expenses were $17.4 million. Operating expenses were comprised of $7.6 million in selling, general and administrative expenses, $3.1 million in research and development expenses, $1.4 million in depreciation and amortization, $5.2 million for a goodwill impairment charge and $0.1 million for parent charges. For the year ended June 30, 2006 Gupta had a net loss of $7.7 million.

          Appendix B also contains pro forma financial statements for Unify and Gupta as of April 30, 2006 and October 31, 2006.

          As of June 30, 2006, Gupta had cash and cash equivalents of approximately $0.2 million. At June 30, 2006, current assets for Gupta were $3.4 million and total assets were $19.3 million. Included in total assets was $13.9 million in intangible, net and $1.9 million in goodwill. Current liabilities for Gupta as of June 30, 2006, were $5.7 million and total liabilities were $6.2 million. Member’s equity at June 30, 2006 was $13.1 million.

INFORMATION ABOUT UNIFY

          Information about Unify, including audited and unaudited financial statements, can be found in Unify’s Annual Report on Form 10-K for the year ended April 30, 2006 included with this proxy statement and Unify’s Quarterly Report on Form 10-QSB for the quarter ended October 31, 2006 attached hereto as Appendix C.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
GRANT THORNTON LLP AS INDEPENDENT AUDITOR
FOR FISCAL YEAR 2007

          The Company’s Audit Committee has appointed Grant Thornton LLP as the Company’s independent auditors for the fiscal year 2007. A representative of Grant Thornton is expected to be present at the Annual Meeting and available to respond to questions. An affirmative vote of a majority of the outstanding shares of the Company present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum is present, will ratify the appointment of Grant Thornton as our independent auditors for the fiscal year 2007.

          For a discussion of fees paid to Grant Thornton LLP see “Information About Unify Corporation—Principal Accounting Fees and Services” above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITOR.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

          Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2007 Annual Meeting, the proposal must be received at our principal executive offices, addressed to the Secretary at 2101 Arena Boulevard, Suite 100, Sacramento, California 95834, not later than April 20, 2007. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the 2007 Annual Meeting so long as we receive notice of the proposal, as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than thirty (30) days prior to the date of the Annual Meeting.

          Should a stockholder proposal be brought before the 2007 Annual Meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Secretary at our principal executive offices, prior to the close of business on July 2, 2007.

TRANSACTION OF OTHER BUSINESS

          At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Sincerely,

Todd E. Wille
Sacramento, California	President and Chief Executive Officer
February 28, 2007

APPENDIX A

UNIFY CORPORATION

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

          Unify Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

          1.          Paragraph A of Article Fourth of the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on April 18, 1996 (the “Restated Certificate of Incorporation”), is amended and restated to read in its entirety as follows:

             “A.  This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares of all classes of stock which the Corporation will have authority to issue is 47,931,370 shares, 40,000,000 of which shall be Common Stock with a par value of $0.01 each and 7,931,370 shares of which shall be Preferred Stock with a par value of $0.001 each.

             Effective at [11:59 p.m.], [Eastern Daylight Time/Eastern Standard Time] on _________, 200_ (the “Effective Time”), every [__________ (______)] shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will automatically and without any action on the part of the respective holders thereof be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation (the “New Common Stock”).  The combination and conversion of the Old Common Stock shall be referred to as the “Reverse Stock Split”.

             No fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the Reverse Stock Split and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock.  All shares of Old Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Stock Split shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share.  Any fractional share resulting from such aggregation of Old Common Stock upon the Reverse Stock Split shall be converted into the right to receive a cash payment in an amount equal to the fair value of Old Common Stock that would have been exchanged for fractional shares of New Common Stock in the Reverse Stock Split if fractional shares had been issued in the Reverse Stock Split in an amount equal to the closing price of such Old Common Stock on the OTC/BB Market on ____________, 200__.  The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.”

          2.          The foregoing amendment of the Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          3.          The Corporation’s stockholders approved the amendment of the Restated Certificate of Incorporation of the Corporation as required by the Bylaws of the Corporation and in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation to be signed by the Corporation’s ______________ this ____ day of ______, 200_.

UNIFY CORPORATION

By:

Name:
Title:

APPENDIX B

UNIFY CORPORATION

FORM 8-K/A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 2, 2007 (Amendment No. 1)

UNIFY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-11807	94-2710559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Arena Boulevard, Suite 100
Sacramento, California 95834
(Address of principal executive offices)

Telephone: (916) 928-6400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This is Amendment No.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2006 (the “Original Filing”). The Original Filing provided notice of the completion of the acquisition of Gupta Technologies, LLC (“Gupta”) by the registrant, Unify Corporation (“Unify”) from Halo Technology Holdings, Inc. (“Halo”). Under the terms of the related Purchase and Exchange Agreement (the “Purchase Agreement”), as amended, the total consideration paid to Halo for Gupta was (i) Unify’s risk management software and solution business as conducted by Unify through its Acuitrek, Inc. subsidiary (“Acuitrek”) and its Insurance Risk Management division, including, without limitation, the Acuitrek business and the NavRisk software product (the “NavRisk Business”), (ii) Unify’s ViaMode software product and related intellectual property rights (the “ViaMode Product”), (iii) $6,100,000 in cash and (iv) the amount, if any, by which the Gupta Net Working Capital exceeds the NavRisk Net Working Capital (as such terms are defined in the Purchase Agreement, the “Working Capital Adjustment”).

Section 9 – Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.	Pages F1 to F24

The audited consolidated balance sheet of Gupta Technologies, LLC and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, member’s equity and cash flows for the year ended June 30, 2006, five months ended June 30, 2005 (successor entity); one month ended January 31, 2005 and year ended December 31, 2004 (predecessor entity) are included herein.

(b) Pro Forma Financial Information.	Pages F25 to F34

The unaudited pro forma consolidated condensed balance sheet as of October 31, 2006, and the unaudited pro forma consolidated statement of operations for the twelve months ended April 30, 2006 and the six months ended October 31, 2006, which give effect to the consummation of the acquisition of Gupta, are included herein.

2

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Unify Corporation

By:	/s/ Todd Wille

Todd Wille
Chief Executive Officer

Date: February 2, 2007

3

Gupta Technologies, LLC

Consolidated Financial Statements

Contents

Report of Independent Registered Public Accounting Firm	F-2 - F-3

Audited Consolidated Financial Statements

Consolidated Balance Sheets as of June 30, 2006 and 2005	F-4

Consolidated Statements of Operations for the Year Ended June 30, 2006, Five Months Ended June 30, 2005 (Successor), One Month Ended January 31, 2005 and Year Ended December 31, 2004 (Predecessor)	F-5

Consolidated Statements of Member’s Equity for the Year Ended June 30, 2006, Five Months Ended June 30, 2005 (Successor), One Month Ended January 31, 2005 and Year Ended December 31, 2004 (Predecessor)

F-6

Consolidated Statements of Cash Flows for the Year Ended June 30, 2006, Five Months Ended June 30, 2005 (Successor), One Month Ended January 31, 2005 and Year Ended December 31, 2004 (Predecessor)	F-8

Notes to Consolidated Financial Statements	F-9

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of Gupta Technologies, LLC and subsidiaries (the “Successor” or “Company”) as of June 30, 2006 and 2005, and the related consolidated statements of operations, member’s equity and cash flows for the year ended June 30, 2006 and five months ended June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial statements referred to above present fairly, in all material respects, the financial position of Gupta Technologies, LLC and subsidiaries as of June 30, 2006 and 2005, and the results of their operations, member’s equity and cash flows for the year ended June 30, 2006 and five months ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

 /s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
January 10, 2007

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated statements of operations, member’s equity and cash flows of Gupta Technologies, LLC and subsidiaries (the “Predecessor” or the “Company”) for the one month ended January 31, 2005 and year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated statements referred to above present fairly, in all material respects, the results of operations, member’s equity and cash flows of Gupta Technologies, LLC and subsidiaries for the one month ended January 31, 2005 and year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
January 10, 2007

Gupta Technologies, LLC

Consolidated Balance Sheets

	June 30, 2006	June 30, 2005

Assets
Current assets:
Cash and cash equivalents	$168,209	$572,664
Accounts receivable, net of allowances for doubtful accounts of $113,540 and $30,845, respectively	1,923,940	1,959,277
Due from Halo Technology Holdings, Inc.	1,017,627	—
Prepaid expenses and other current assets	303,263	341,659

Total current assets	3,413,039	2,873,600
Property and equipment, net	112,882	209,009
Other long-term assets	69,932	68,829
Intangible assets, net	13,864,183	15,678,735
Goodwill	1,855,264	7,055,264

Total assets	$19,315,300	$25,885,437

Liabilities and Member’s Equity
Current liabilities:
Accounts payable	$646,266	$476,436
Accrued compensation and related benefits	790,461	678,574
Other accrued liabilities	322,472	529,331
Due to Halo Technology Holdings, Inc.	—	61,000
Deferred revenue	3,928,937	3,162,442

Total current liabilities	5,688,136	4,907,783
Long-term deferred revenue	507,021	226,580
Other long-term liabilities	39,014	43,275

Total liabilities	6,234,171	5,177,638
Commitments and contingencies
Member’s equity	13,081,129	20,707,799

Total liabilities and member’s equity	$19,315,300	$25,885,437

See accompanying notes.

Gupta Technologies, LLC

Consolidated Statements of Operations

	Successor		Predecessor

	Year Ended June 30, 2006	Five Months Ended June 30, 2005	One Month Ended January 31, 2005	Year Ended December 31, 2004

Revenue:
Products	$4,148,870	$2,699,106	$430,358	$6,847,490
Services	7,308,467	2,082,298	670,419	8,960,306

Total revenue	11,457,337	4,781,404	1,100,777	15,807,796
Cost of revenue:
Cost of products	176,354	83,293	11,654	214,536
Cost of services	863,686	396,487	71,402	885,151
Amortization of developed technology	443,253	184,691	32,950	395,400

Total cost of revenue	1,483,293	664,471	116,006	1,495,087

Gross margin	9,974,044	4,116,933	984,771	14,312,709
Operating expenses:
Selling, general and administrative	7,586,914	3,445,446	718,542	7,910,077
Selling, general and administrative incurred from related parties	4,777	—	1,279	106,578
Research and development	3,131,930	1,397,185	296,728	2,631,304
Depreciation and amortization	1,426,732	588,854	84,808	994,433
Goodwill impairment	5,200,000	—	—	—
Parent company charges	108,312	74,576	—	3,319,042

Total operating expenses	17,458,665	5,506,061	1,101,357	14,961,434

Loss from operations	(7,484,621)	(1,389,128)	(116,586)	(648,725)
Other income (expense):
Interest income	6,187	1,058	166	2,467
Foreign exchange gain (loss)	(70,161)	33,339	22,512	(62,094)
Other income (expense), net	(18,015)	(13,274)	586,951	15,990

Income (loss) before provision for income taxes	(7,566,610)	(1,368,005)	493,043	(692,362)
Provision for income taxes	170,669	97,944	1,704	287,675

Net income (loss)	$(7,737,279)	$(1,465,949)	$491,339	$(980,037)

See accompanying notes.

Gupta Technologies, LLC

Consolidated Statements of Member’s Equity

	Predecessor

	Member’s Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Member’s Equity

Balance at January 1, 2004	$4,420,343	$(4,060,660)	$284,598	$644,281

Comprehensive loss:
Net loss	—	(980,037)	—	(980,037)
Unrealized gain from foreign currency translation:
Foreign currency translation adjustment - current period	—	—	111,577	111,577
Reclassification adjustment to statement of operations	—	—	9,439	9,439

			121,016	121,016

Comprehensive loss				(859,021)

Balance at December 31, 2004	4,420,343	(5,040,697)	405,614	(214,740)

Comprehensive loss:
Net income	—	491,339	—	491,339
Unrealized loss from foreign currency translation:
Foreign currency translation adjustment - current period	—	—	(79,250)	(79,250)

Comprehensive income				412,089

Balance at January 31, 2005	$4,420,343	$(4,549,358)	$326,364	$197,349

See accompanying notes.

Gupta Technologies, LLC

Consolidated Statements of Member’s Equity (Continued)

	Successor

	Member’s Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Member’s Equity

Balance at January 31, 2005	$4,420,343	$(4,549,358)	$326,364	$197,349

Purchase accounting adjustments	17,904,657	4,549,358	(326,364)	22,127,651
Comprehensive loss:
Net loss	—	(1,465,949)	—	(1,465,949)
Unrealized loss from foreign currency translation:
Foreign currency translation adjustment -current period	—	—	(151,252)	(151,252)

Comprehensive loss				(1,617,201)

Balance at June 30, 2005	22,325,000	(1,465,949)	(151,252)	20,707,799

Comprehensive loss:
Net loss	—	(7,737,279)	—	(7,737,279)
Unrealized gain from foreign currency translation:
Foreign currency translation adjustment -current period	—	—	75,791	75,791
Reclassification adjustment to statement of operations	—	—	34,818	34,818

			110,609	110,609

Comprehensive loss				(7,626,670)

Balance at June 30, 2006	$22,325,000	$(9,203,228)	$(40,643)	$13,081,129

See accompanying notes.

Gupta Technologies, LLC

Consolidated Statements of Cash Flows

	Successor		Predecessor

	Year Ended June 30, 2006	Five Months Ended June 30, 2005	One Month Ended January 31, 2005	Year Ended December 31, 2004

Operating activities
Net income (loss)	$(7,737,279)	$(1,465,949)	$491,339	$(980,037)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	55,433	17,479	6,533	55,133
Amortization of intangible assets	1,814,552	756,066	111,225	1,334,700
Goodwill impairment	5,200,000	—	—	—
Provision (recovery) of doubtful accounts	81,134	(35,288)	(11,078)	983
Loss on disposal of property and equipment	17,997	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(45,797)	593,732	813,756	(249,857)
Prepaid expenses and other assets	37,293	25,528	23,601	(196,502)
Accounts payable and accrued liabilities	70,597	(774,862)	296,589	1,270
Due to (from) parent company, net	(1,005,511)	(515,541)	(1,069,362)	192,565
Deferred revenue	1,046,936	1,413,855	(184,126)	(592,068)

Net cash provided by (used in) operating activities	(464,645)	15,020	478,477	(433,813)
Investing activities
Purchases of property and equipment	(49,549)	(35,937)	—	(83,633)
Proceeds from sale of property and equipment	1,689	—	—	—

Net cash used in investing activities	(47,860)	(35,937)	—	(83,633)
Effect of exchange rate changes on cash	108,050	(149,334)	(90,437)	135,576

Net increase (decrease) in cash and cash equivalents	(404,455)	(170,251)	388,040	(381,870)
Cash and cash equivalents at beginning of period	572,664	742,915	354,875	736,745

Cash and cash equivalents at end of period	$168,209	$572,664	$742,915	$354,875

Supplemental disclosures of cash flow information
Cash paid for income taxes	$167,891	$242,126	$—	$207,868

Cash paid for interest	$—	$—	$—	$11

See accompanying notes.

Gupta Technologies, LLC

Notes to Consolidated Financial Statements

1. Organization and Description of Business

At June 30, 2006, Gupta Technologies, LLC (“Gupta” or the “Company”) was a single member limited liability company, with 100% of its membership interests owned by Halo Technology Holdings, Inc (“Halo” or “Successor”) (OTC BB: HALO).  Halo acquired Gupta (together with its subsidiaries) from Platinum Equity, LLC (“Platinum” or “Predecessor”) on January 31, 2005. Gupta and its wholly-owned subsidiaries, Gupta Technologies GmbH, a German corporation, and Gupta Technologies Ltd., a U.K. company continued as the surviving company after this transaction and became a wholly-owned subsidiary of Halo.  Upon acquisition, purchase accounting adjustments were made to various accounts such as intangible assets, goodwill and deferred revenues to record the fair market value of the net assets acquired.  As a result of this acquisition Halo changed the Company’s year-end from December 31 to June 30.  On November 20, 2006, Gupta was acquired by Unify Corporation (“Unify”) (OTC BB: UNFY) (See Note 10).

Gupta develops, markets and supports software products that enable software programmers to create enterprise class applications, operating on either the Microsoft Windows or Linux operating systems that are used in large and small businesses and governmental entities around the world. Gupta’s products include a popular database application and a well-known set of application development tools. The relational database product allows companies to manage data closer to the customer, where capturing and organizing information is becoming increasingly critical. This product is designed for applications being deployed in situations where there are little or no technical resources to support and administer databases or applications. Gupta has headquarters in California, a regional office in Munich and sales offices in London and Paris.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less, when purchased, to be cash equivalents.

In addition, the Company typically maintains cash and cash equivalents at commercial banks. At times, bank account balances exceed FDIC insurance limits. Generally, the FDIC insures depositor funds up to $100,000.

Concentration of Credit Risk and Certain Other Risks

Financial instruments that subject the Company to concentrations of credit risk include trade receivables. The Company sells its products and services primarily to value-added resellers, independent software vendors and end-users on a worldwide basis. Credit is extended based on an ongoing evaluation of the customer’s financial condition and, generally, collateral is not required. The Company maintains allowances for potential credit losses based on management’s evaluation of the customer’s financial condition, past collection history and age of the accounts receivable balances. As of June 30, 2006 and 2005, the Company’s allowance for doubtful accounts was $113,540 and $30,845, respectively. Historically, losses have been within the range of management’s expectations.

2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

At  June 30, 2006 and 2005, the respective carrying values of the Company’s financial instruments, including receivables, accounts payable and accrued liabilities, approximated their fair values.  The fair value estimates presented herein were based on market or other information available to management.  The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, (“SFAS 130”) establishes standards for reporting and displaying comprehensive net income and its components in member’s equity. However, it has no impact on the Company’s net income as presented in these consolidated financial statements. SFAS 130 requires foreign currency translation adjustments to be included in comprehensive income. The components of accumulated other comprehensive income (loss) relate entirely to currency translation adjustments.

Property and Equipment

Property and equipment was recorded at fair value when Halo acquired the Company. Significant renewals and betterments to property and equipment are capitalized and maintenance and repairs that do not improve or extend the lives of the assets are expensed as incurred. When assets are sold, replaced or otherwise retired, the cost and related accumulated depreciation or amortization is eliminated from the accounts in the year of disposal and the related gains and losses are included in income. Depreciation or amortization is computed on the straight-line method over three years, the estimated useful life of the assets.

2. Summary of Significant Accounting Policies (continued)

Intangible Assets and Goodwill

Intangible assets are primarily comprised of customer relationships, developed technology, trade names and contracts.  Goodwill represents acquisition costs in excess of the fair value of net assets of businesses acquired.  In accordance with SFAS 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite life intangible assets are no longer amortized; instead, they are tested for impairment on an annual basis.  The Company assesses the impairment of identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Identified intangible assets as of June 30, 2006 and 2005 consisted of the following:

	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net

June 30, 2006
Amortized intangible assets:
Contracts	$7,547,200	$1,069,186	$6,478,014
Customer relationships	6,165,800	873,487	5,292,313
Developed technology	2,284,100	627,944	1,656,156

Total amortized intangible assets	15,997,100	2,570,617	13,426,483
Unamortized intangible asset:
Trade names	437,700	—	437,700

Total intangible assets	$16,434,800	$2,570,617	$13,864,183

June 30, 2005
Amortized intangible assets:
Contracts	$7,547,200	$314,466	$7,232,734
Customer relationships	6,165,800	256,908	5,908,892
Developed technology	2,284,100	184,691	2,099,409

Total amortized intangible assets	15,997,100	756,065	15,241,035
Unamortized intangible asset:
Trade names	437,700	—	437,700

Total intangible assets	$16,434,800	$756,065	$15,678,735

2. Summary of Significant Accounting Policies (continued)

Intangible Assets (continued)

Amortization expense of identified intangibles included the following for each of the periods presented:

	Successor		Predecessor

	Year Ended June 30, 2006	Five Months Ended June 30, 2005	One Month Ended January 31, 2005	Year Ended December 31, 2004

Contracts	$754,720	$314,467	$—	$—
Customer relationships	616,579	256,908	78,275	939,300
Developed technology	443,253	184,691	32,950	395,400

	$1,814,552	$756,066	$111,225	$1,334,700

Amortization of intangible assets is computed using the straight-line method over the useful lives of the assets.

Estimated aggregate amortization expense for each of the next five years is as follows:

Year Ending June 30,

2007	$ 1,815,000
2008	$ 1,729,000
2009	$ 1,610,000
2010	$ 1,610,000
2011	$ 1,610,000

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

Revenue is derived from the licensing of software, maintenance contracts, training and other consulting services.

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended.

In arrangements that include rights to multiple software products and/or services, the Company allocates and defers revenue for the undelivered items, based on vendor-specific objective evidence of fair value, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items, as revenue. Vendor-specific objective evidence of fair value for undelivered elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately.  Vendor-specific objective evidence of fair value for maintenance contracts is additionally measured by the renewal rate offered to the customer. In arrangements in which the Company does not have vendor-specific objective evidence of fair value of maintenance, and maintenance is the only undelivered item, the Company recognizes the total arrangement fee ratably over the contractual maintenance term.

Software license revenue is recognized upon receipt of a purchase order and delivery of software, provided that the license fee is fixed or determinable; no significant production, modification or customization of the software is required; and collection is considered probable by management. For licensing of the Company’s software through its indirect sales channel, revenue is recognized when the distributor sells the software to its end-users, including value-added resellers. For licensing of software to independent software vendors, revenue is recognized upon shipment to the independent software vendors.

Service revenue for maintenance contracts is deferred and recognized ratably over the term of the agreement. Revenue from training and other consulting services is recognized as the related services are performed.

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

At June 30, 2006 and 2005, the Company recorded deferred revenue of $4,435,958 and $3,389,022, respectively, primarily for upfront customer payments on maintenance contracts and arrangements for which the Company is recognizing the total arrangement fee ratably over the contractual maintenance term.

Cost of Revenue

Cost of revenue includes costs related to product and service revenue and amortization of acquired developed technology. Cost of product revenue includes material, packaging, shipping and other production costs. Cost of service revenue includes salaries, benefits and overhead costs associated with employees providing maintenance and technical support, training and consulting services. Third-party consultant fees are also included in cost of service revenue.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the future discounted cash flows compared to the carrying amount of the asset.  For the year ended June 30, 2006, the Company determined that approximately $5,200,000 of goodwill had been impaired due to a decrease in expected cash flows.

2. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company is a single member limited liability company and is treated as a disregarded entity for federal income tax purposes. Therefore, the Company is not liable for United States (“U.S.”) federal income taxes. As a limited liability company treated as a disregarded entity, the Company’s taxable income is included in the income tax returns of the member. However, some states do not recognize the disregarded entity status and, therefore, the Company will continue to be taxed as a C corporation in those states. Additionally, there are certain states in the U.S. that assess a fee against limited liability companies. Accordingly, for those states, the Company utilizes the liability method to determine the provision for income taxes.

The Company has or had foreign subsidiaries based in Australia, Mexico, the United Kingdom and Germany and is, therefore, responsible for paying certain foreign income taxes. As a result, there is an income tax provision of $170,669, $97,944, $1,704 and $287,675 for the year ended June 30, 2006, five months ended June 30, 2005, one month ended January 31, 2005 and year ended December 31, 2004, respectively.

Translation of Foreign Currency

The local currency is the functional currency for the Company’s international subsidiaries and as such, assets and liabilities are translated into U.S. dollars at period-end exchange rates. Income and expense items are translated at average exchange rates during the period. Any translation adjustments resulting from this process are shown as a separate component of accumulated other comprehensive income (loss). Gains and losses resulting from foreign currency transactions are included in income currently.  In the event of sale or complete or substantial liquidation of an investment in a foreign entity, the foreign currency translation adjustment related to that entity is reclassified from comprehensive income to the statement of operations for that period.

Shipping and Handling Costs

Costs to ship products from the Company’s warehouse facilities to customers are recorded as a component of cost of revenue in the consolidated statement of operations.

2. Summary of Significant Accounting Policies (continued)

Advertising Expense

The Company expenses the costs of advertising when incurred. Advertising expenses were $527,716, $221,281, $23,545 and $250,534 for the year ended June 30, 2006, five months ended June 30, 2005, one month ended January 31, 2005 and year ended December 31, 2004, respectively.

Research and Development and Software Development Costs

Research and development expenses are charged to operations as incurred. Research and development expenses were $3,131,930, $1,397,185, $296,728 and $2,631,304 for the year ended June 30, 2006, five months ended June 30, 2005, one month ended January 31, 2005 and year ended December 31, 2004, respectively. Software development costs which are required to be capitalized pursuant to Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, have been insignificant.

New Accounting Pronouncements

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections,” that applies to all voluntary changes in accounting principle. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 will be effective for the fiscal year ending June 30, 2007. The Company does not anticipate that the adoption of SFAS 154 will have an impact on its overall results of operations or financial position.

2. Summary of Significant Accounting Policies (continued)

New Accounting Pronouncements (continued)

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” that allows a preparer to elect fair value measurement at acquisition, at issuance or when a previously recognized financial instrument is subject to a remeasurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. It also eliminates the exemption from applying Statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS 155 will have an impact on the its overall results of operations or financial position.

In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140,” that applies to the accounting for separately recognized servicing assets and servicing liabilities. This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS 156 will have an impact on the its overall results of operations or financial position.

In September 2006, the FASB issued SFAS 157, “Fair Value Measures.” SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. However, it does not apply to SFAS 123(R). This statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements.

3. Property and Equipment

At June 30, 2006 and 2005, property and equipment consisted of the following:

	June 30, 2006	June 30, 2005

Computer equipment	$127,655	$96,757
Furniture and fixtures	50,774	54,322
Software	10,586	2,154
Construction in progress	—	75,934

	189,015	229,167
Accumulated depreciation and amortization	(76,133)	(20,158)

Property and equipment, net	$112,882	$209,009

4. Other Accrued Liabilities

At June 30, 2006 and 2005, other accrued liabilities consisted of the following:

	June 30, 2006	June 30, 2005

Accrued professional fees	$83,299	$95,341
Accrued vendor costs	45,886	229,750
Accrued income and local taxes	86,020	107,504
Other accrued expenses	107,267	96,736

	$322,472	$529,331

5. Related Party Transactions

Parent Company Charges

The Company was party to management agreements with Platinum and Halo that require Platinum and Halo to provide the Company with financial, management and strategic services. Under Halo, the Company incurred management fees of $108,312 and $74,576 for the year ended June 30, 2006 and five months ended June 30, 2005, respectively. Under Platinum, the Company incurred management fees of $0 and $3,319,042 for the one month ended January 31, 2005 and year ended December 31, 2004, respectively.

5. Related Party Transactions (continued)

Parent Company Charges  (continued)

Expenses incurred by Halo on behalf of the Company were $4,777 and $0 for the year ended June 30, 2006 and five months ended June 30, 2005, respectively.  Expenses incurred by Platinum on behalf of the Company were $537 and $99,449 for the one month ended January 31, 2005 and year ended December 31, 2004, respectively. Such expense reimbursements are recorded in general and administrative expenses incurred from affiliates in the accompanying consolidated statements of operations.

At June 30, 2006, the Company had $1,017,627 due from Halo for intercompany loans offset by such management fees and expense reimbursements.

6. Gupta Technologies, LLC Acquisition

On January 31, 2005, Halo completed the acquisition of Gupta.  The Board of Directors of Halo agreed to purchase Gupta because it fit the profile of the type of companies that is necessary for them to create a sustainable, profitable company.

The purchase price for Gupta was $21,000,000, plus transaction costs of $1,325,000.  The purchase price allocation is as follows:

Cash	$742,915
Accounts receivable	2,489,517
Other current assets	393,126
Fixed assets	161,345
Intangibles	16,434,800
Goodwill	7,055,264
Other assets	71,093
Accounts payable and accrued expenses	(3,047,893)
Deferred revenue	(1,975,167)

$22,325,000

The purchase of Gupta resulted in approximately $7,055,000 of goodwill.  Halo’s management believed that the acquired goodwill was justified because of Gupta’s position in the marketplace and expected increased cash flows to the Company.  The Company expects the goodwill will be deductible for income tax purposes.  For the year ended June 30, 2006, the Company recognized an impairment of goodwill of $5,200,000 (see Note 2).

7. Commitments and Contingencies

Legal Proceedings

The Company is currently involved in legal proceedings related to employment matters, customer relationships and other claims. In accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” the Company has made accruals with respect to these matters, where appropriate, which are reflected in the Company’s consolidated financial statements. The Company may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interests of the Company. The matters discussed below, if decided adversely to or settled by the Company, individually or in the aggregate, may result in a liability material to the Company’s financial condition or results of operations.

Following their termination, two former employees in the Company’s German subsidiary filed unfair dismissal claims. One claim was filed on December 28, 2005 and the other was filed on May 4, 2006. Potential settlements for these claims are expected to have a material impact on the Company’s consolidated financial statements.

On March 24, 2006, the Company entered into a twelve-month distribution agreement with Xtura B.V. (“Xtura”) whereby Xtura would distribute the Company’s products. In August 2006, the Company filed a claim in the amount of approximately $100,000 against Xtura for not making payments for products it distributed under the agreement. To date, the Company’s claim has not been disputed and the Company fully intends to pursue the collection of unpaid amounts. As a result of Xtura’s failure to make payments under the agreement, the Company terminated the agreement. Xtura has claimed the termination was invalid and has asserted a damage claim against the Company in the amount of approximately $385,000. No legal basis for the damage claim has been shown by Xtura to date. The Company cannot reasonably estimate the possible loss or range of loss, if any, which may arise from this claim.  The Company believes it has meritorious defenses against Xtura’s claim and will continue vigorously to defend itself.

The Company is subject to certain other asserted claims arising in the ordinary course of business. The Company intends to vigorously assert its rights and defend itself in any litigation that may arise from such claims. While the ultimate outcome and resolution of these matters could affect the results of operations in future periods, and while there can be no assurance with respect thereto, management believes after final disposition, any financial impact to the Company would not be material to the Company’s consolidated financial position, results of operations and cash flows.

7. Commitments and Contingencies (continued)

Legal Proceedings (continued)

The Company has made an assessment for the exposure of the above claims for approximately $375,000 and is included in the June 30, 2006 consolidated financial statements.

Leases

The Company has operating leases for certain office facilities and equipment. Rental expense for the year ended June 30, 2006, five months ended June 30, 2005, one month ended January 31, 2005 and year ended December 31, 2004 were approximately $386,000, $172,000, $29,000 and $412,000, respectively. Future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 2006, are as follows:

Year Ending June 30,

2007	$303,000
2008	134,000
2009	115,000
2010	85,000

Total minimum lease payments	$637,000

8. Employee Benefits

The Company maintains a qualified defined contribution plan for the benefit of all employees. The Company’s plan was part of Platinum’s defined contribution plan for the one month ended January 31, 2005 and year ended December 31, 2004 and is part of Halo’s defined contribution plan for the periods thereafter. These plans have the same terms except for differences in vesting periods. Under both plans, participants may contribute any portion of their disposable income up to the annual limitations imposed by Section 402 of the Internal Revenue Code. The Company matches participant contributions at the rate of 50% of the first 6% of salary contributed. The Company’s total contribution to the plan was $86,332, $35,397, $8,815 and $91,383 for the year ended June 30, 2006, five months ended June 30, 2005, one month ended January 31, 2005 and year ended December 31, 2004, respectively.

9. Geographic Information

The Company sells its products to customers primarily through direct sales to independent software vendors and end-users in North America and through distributors and value added resellers in the rest of the world. For the year ended June 30, 2006, five months ended June 30, 2005, one month ended January 31, 2005 and year ended December 31, 2004, the geographic breakdown of revenue was as follows:

	Successor

	Year Ended June 30, 2006

	Product	Service	Total

North America	$831,085	$2,371,557	$3,202,642
Europe, Africa and the Middle East	2,727,606	4,285,969	7,013,575
Asia Pacific	470,527	486,929	957,456
Latin America	119,652	164,012	283,664

Total	$4,148,870	$7,308,467	$11,457,337

	Five Months Ended June 30, 2005

	Product	Service	Total

North America	$1,161,168	$664,445	$1,825,613
Europe, Africa and the Middle East	1,284,443	1,228,744	2,513,187
Asia Pacific	176,991	139,180	316,171
Latin America	76,504	49,929	126,433

Total	$2,699,106	$2,082,298	$4,781,404

	Predecessor

	One Month Ended January 31, 2005

	Product	Service	Total

North America	$127,538	$255,469	$383,007
Europe, Africa and the Middle East	282,516	361,831	644,347
Asia Pacific	13,748	40,073	53,821
Latin America	6,556	13,046	19,602

Total	$430,358	$670,419	$1,100,777

9. Geographic Information (continued)

	Year Ended December 31, 2004

	Product	Service	Total

North America	$1,832,330	$3,263,782	$5,096,112
Europe, Africa and the Middle East	4,238,583	4,904,882	9,143,465
Asia Pacific	582,009	613,425	1,195,434
Latin America	194,568	178,217	372,785

Total	$6,847,490	$8,960,306	$15,807,796

One customer, a distributor, accounted for 22%, 25%, 23% and 20% of the Company’s revenue for the year ended June 30, 2006, five months ended June 30, 2005, one month ended January 31, 2005 and year ended December 31, 2004, respectively. The same customer accounted for 14% and 23% of accounts receivable at June 30, 2006 and 2005, respectively.

10. Subsequent Event

On September 13, 2006, Halo and Unify entered into a Purchase and Exchange Agreement (the “Purchase Agreement”). The Purchase Agreement was amended on November 20, 2006 (the “Amendment”). On November 20, 2006, the transactions under the Purchase Agreement (as amended by the Amendment) closed. Halo sold Gupta to Unify in exchange for (i) Unify’s risk management software and solution business as conducted by Unify through its Acuitrek, Inc. subsidiary (“Acuitrek”) and its Insurance Risk Management division including, without limitation, the Acuitrek business and the NavRisk product (the “NavRisk Business”), (ii) Unify’s ViaMode software product and related intellectual property rights (the “ViaMode Product”), (iii) $6,100,000 in cash, of which Halo had received $500,000 as a deposit (the “Deposit”) upon execution of the Purchase Agreement, and (iv) the amount by which the Gupta Net Working Capital exceeds the NavRisk Net Working Capital, which is currently under negotiation (as such terms are defined in the Purchase Agreement, the “Working Capital Adjustment”).

UNIFY CORPORATION

GUPTA TECHNOLOGIES, LLC

Unaudited Pro Forma Consolidated Condensed Financial Statements

On November 20, 2006, Unify Corporation (the “Company” or “Unify”) completed its previously announced acquisition of Gupta Technologies, LLC (“Gupta”) from Halo Technology Holdings, Inc. (“Halo”). Under the terms of the related Purchase and Exchange Agreement (the “Purchase Agreement”), as amended, the total consideration paid to Halo for Gupta was (i) Unify’s risk management software and solution business as conducted by Unify through its Acuitrek, Inc. subsidiary (“Acuitrek”) and its Insurance Risk Management (“IRM”) division, including, without limitation, the Acuitrek business and the NavRisk software product (the “NavRisk Business”), (ii) Unify’s ViaMode software product and related intellectual property rights (the “ViaMode Product”), (iii) $6,100,000 in cash and (iv) the amount, if any, by which the Gupta Net Working Capital exceeds the NavRisk Net Working Capital (as such terms are defined in the Purchase Agreement, the “Working Capital Adjustment”). The purchase was funded by debt consisting of $5.35 million in term notes and a revolver of up to $2.5 million.

This unaudited pro forma information should be read in conjunction with the consolidated financial statements of Unify included in the Company’s Annual Report filed on Form 10-K for the year ended April 30, 2006 and the Company’s Quarterly Report filed on Form 10-QSB for the three and six months ended October 31, 2006 filed on December 14, 2006.  In addition, the pro forma information should be read in conjunction with the financial statements for Gupta included in this report.

The following unaudited pro forma consolidated condensed financial statements give effect to the acquisition of Gupta Technologies LLC and the sale of both the Company’s IRM division and its ViaMode Product. The acquisition was completed on November 20, 2006 and was pursuant to a Purchase and Exchange Agreement dated September 13, 2006. The unaudited pro forma consolidated condensed statements of operations assume the acquisition and the financing raised in connection with the acquisition took place on May 1, 2005. The acquisition has been accounted for using the purchase method of accounting, as required by Statement of Financial Accounting Standard No. 141, “Business Combinations.” Under this method of accounting, the assets acquired and liabilities assumed in the Gupta acquisition were recorded at estimated fair values as determined by Unify’s management based on information currently available and on current assumptions as to future operations. Unify has allocated the purchase price based on the estimates of the fair value of the identified intangible assets and their remaining useful lives. The allocation was based on management’s estimates which included the preliminary results of an independent third party valuation. The final allocation will be determined based on a comprehensive final evaluation of Gupta’s tangible and intangible assets acquired and liabilities assumed and is expected to be completed prior to the end of the Company’s fourth quarter which ends April 30, 2007. The final allocation of purchase price could differ materially from the preliminary allocation.

The following unaudited pro forma consolidated condensed balance sheet gives effect to the acquisition of Gupta Technologies LLC and the sale of both the Company’s IRM division and its ViaMode Product. The unaudited pro forma consolidated condensed balance sheet gives effect to the acquisition and the financing raised in connection with the acquisition as if the acquisition and financing occurred on October 31, 2006. The unaudited pro forma financial information has been prepared in accordance with accounting principles generally accepted in the United States and is presented for illustration purposes only in accordance with the assumptions set forth below. This information is not necessarily indicative of the operational results or of the financial position that would have occurred if the acquisition had been consummated on the dates indicated nor is it necessarily indicative of future operating results or financial position of the consolidated enterprise. The unaudited pro forma consolidated condensed financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the acquisition.

UNIFY CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
(Amounts in thousands)

	Unify October 31, 2006 (a)	Gupta September 30, 2006 (b)	Pro Forma Adjustments (c)		Unify Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$1,357	$149	$712	(e)	$2,218
Accounts receivable, net	1,469	1,544	—		3,013
Prepaid expenses and other current assets	980	282	(350)	(e)	912
Due from Halo Technology Holdings, Inc.	—	1,434	(1,434)	(e)	—
Assets of discontinued operations held for sale	1,887	—	(1,887)	(f)	—

Total current assets	5,693	3,409	(2,959)		6,143
Property and equipment, net	200	102	—		302
Other investments	214	—	—		214
Goodwill and intangible assets, net	—	15,347	(7,253)	(g)	8,094
Other assets, net	197	70	981	(h)	1,248

Total assets	$6,304	$18,928	$(9,231)		$16,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$385	$835	$—		$1,220
Current portion of long-term debt	81	6	731	(d)	818
Other accrued liabilities	936	1,084	1,325	(i)	3,345
Accrued compensation and related expenses	478	—	—		478
Deferred revenue	1,837	3,288	(2,751)	(j)	2,374
Liabilities of discontinued operations	1,151	—	(1,151)	(f)	—

Total current liabilities	4,868	5,213	(1,846)		8,235
Long-term debt, net of current portion	—	—	6,119	(d)	6,119
Other long-term liabilities	79	437	(399)	(j)	117
Commitments and contingencies	—	—	—		—
Stockholders’ equity:
Common stock	29	—	—		29
Additional paid-in capital	63,996	22,325	(22,152)	(k)	64,169
Accumulated other comprehensive income (loss)	23	(33)	33	(k)	23
Accumulated deficit	(62,691)	(9,014)	9,014	(k)	(62,691)

Total stockholders’ equity	1,357	13,278	(13,105)		1,530

Total liabilities and stockholders’ equity	$6,304	$18,928	$(9,231)		$16,001

See accompanying notes

Notes to the Unaudited Pro Forma Consolidated Balance Sheet
(a)	Reflects Unify Corporation’s unaudited consolidated balance sheet as reported in its Form 10-QSB for the period ended October 31, 2006.
(b)	Reflects Gupta Technologies, LLC unaudited consolidated balance sheet as of September 30, 2006.
(c)

Reflects adjustments resulting from the purchase of Gupta, the sale of the Company’s IRM division and its ViaMode Product to Halo Technology Holdings, Inc. and the debt financing obtained in conjunction with the acquisition.

(d)

Reflects the debt financing in conjunction with the acquisition comprised of $5.35 million in term loans and an initial borrowing of $1.5 million on a revolving credit note which carries a limit of $2.5 million.

(e)	Represents adjustments to current assets as follows (amounts in thousands):

Elimination of Gupta cash retained by Halo	$(149)
Cash proceeds as part of the debt financing	861
Elimination of receivable due from Halo	(1,434)
Prepaid interest for debt financing	150
Reclass of cash deposit previously paid to Halo for Gutpa purchase	(500)

Total	$(1,072)

(f)	Reflects the elimination of assets and liabilities for Unify’s IRM division and ViaMode Product that were sold to Halo.
(g)

Reflects the adjustment of goodwill and intangibles to fair value as a result of Unify’s purchase of Gupta. The components of goodwill and intangible assets following the acquisition of Gupta by Unify are as follows (in thousands):

	Fair Value	Estimated Useful Life

Partner relationships	$800	5 years
Customer relationships	700	5 years
Trade name	100	1 year
Trademarks	300	4 years
Existing technologies	1,050	4 years

Total intangibles (finite lived)	$2,950
Goodwill	5,144	Indefinite

Total	$8,094

(h)

As part of the debt financing the Company provided the lender with 3,350,000 warrants to purchase common stock. There are 1,000,000 warrants with a price of $0.27, 1,350,000 warrants at a price of $0.32 and 1,000,000 shares at a price of $0.38. This amount reflects the discount on the notes associated with the debt financing ($743,000) and costs associated with the debt financing ($238,000) that will be amortized over the life of the debt.

(i)

Reflects the accrual of liabilities resulting from the acquisition including severance obligations of $398,000, legal, audit and other professional services of $194,000 and other transaction costs of $733,000.

(j)	Reflects the adjustment of Gupta’s deferred revenue to the fair value of future support obligations.
(k)

Reflects adjustments to equity resulting from the purchase of Gupta and the sale of the Company’s IRM division and its ViaMode Product including expenses resulting from the accelerated vesting of stock options for IRM division employees under FAS 123R of $78,000.

The following represents the acquisition of Gupta and the preliminary allocation of the purchase price. The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of Gutpa’s tangible and intangible assets acquired and liabilities assumed.

Calculation of Purchase Price (in thousands):

Cash	$6,100
Fair value of the IRM division and ViaMode Product	900
Transaction costs - accrued	592

Total purchase price	$7,592

Allocation of Purchase Price (in thousands):

Accounts receivable, net	$1,544
Prepaid expenses and other current assets	282
Property and equipment, net	102
Intangibles	2,950
Goodwill	5,144
Other assets	70
Accounts payable	(835)
Other liabilities	(1,090)
Deferred revenue	(537)
Other liabilities	(38)

Total purchase price	$7,592

UNIFY CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED
(Amounts in thousands, except per share data)

			Pro Forma Adjustments
	Unify April 30, 2006 (l)	Gupta June 30, 2006 (m)				Unify Pro Forma
			Sale of IRM & ViaMode (n)	Acquisition & Financing (o)

Revenues:
Software licenses	$5,535	$4,149	$(777)	$—		$8,907
Services	5,714	7,308	(329)	—		12,693	(ab)

Total revenues	11,249	11,457	(1,106)	—		21,600

Cost of Revenues:
Software licenses	448	619	—	—		1,067
Services	1,920	864	(797)	(537)	(p)	1,450

Total cost of revenues	2,368	1,483	(797)	(537)		2,517

Gross profit	8,881	9,974	(309)	537		19,083

Operating Expenses:
Product development	2,714	3,132	(1,071)	—		4,775
Selling, general and administrative	6,845	9,127	(1,044)	(1,185)	(q)	13,743
Goodwill Impairment	—	5,200	—	(5,200)	(r)	—

Total operating expenses	9,559	17,459	(2,115)	(6,385)		18,518

Income (loss) from operations	(678)	(7,485)	1,806	6,922		565
Other income (expense), net	50	(82)	—	957	(s)	925

Income (loss) before income taxes	(628)	(7,567)	1,806	7,879		1,490
Provision for income taxes	—	170	—	—	(aa)	170

Net income (loss)	$(628)	$(7,737)	$1,806	$7,879		$1,320	(ab)

	Historic (l)					Pro Forma

Net income (loss) per share:
Basic	$(0.02)					$0.05	(ab)
Diluted	$(0.02)					$0.04	(ab)
Shares used in computing net income (loss) per share:
Basic	29,015					29,015
Diluted	29,015					32,729

Notes to the Unaudited Pro Forma Consolidated Statement of Operations
(l)	The Company’s audited consolidated statement of operations as reported in its Form 10-K for the year ended April 30, 2006.
(m)

Gupta Technologies, LLC audited consolidated statement of operations for the year ended June 30, 2006. Gupta’s audited financials include certain reclassifications to conform to the presentation of Unify’s audited consolidated statement of operations.

(n)	Reflects adjustments resulting from the sale of the Company’s IRM division and its ViaMode Product to Halo.
(o)	Adjustments resulting from the purchase of Gupta Technologies, LLC from Halo Technology Holdings, Inc. and the debt financing provided by ComVest Capital, LLC in conjunction with the acquisition.
(p)	Reflects the amortization of deferred support obligations.
(q)

Reflects the elimination of amortization expense for intangibles included in Gupta’s results ($1,815,000), the reversal of charges by Halo in Gupta’s amounts ($108,000) and the recognition of expenses associated with the amortization of Unify’s intangibles ($738,000).

(r)	Reflects the elimination of a goodwill impairment recorded by Gupta.
(s)	Reflects interest expense associated with the debt financing ($724,000), the amortization of the discount on the term notes ($175,000) and the amortization of financing costs ($58,000).
(aa)	The Company has not recorded any expenses for income taxes as it has substantial net operating loss carry forwards that it believes would offset any tax liability.
(ab)

As a result of the acquisition, Gupta’s deferred revenue will be adjusted to an amount equal to the fair value of the cost of providing post contract support to its existing customers. The amount shown as services revenue in the pro forma does not include the impact of such an adjustment. Had this adjustment been reflected in the pro forma, services revenue, net income and earnings per share would have been significantly lower.

UNIFY CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED
(Amounts in thousands, except per share data)

	Pro Forma Adjustments

	Unify October 31, 2006 (t)	Gupta September 30, 2006 (u)	Sale of IRM & ViaMode (v)	Acquisition & Financing (w)		Unify Pro Forma

Revenues:
Software licenses	$1,176	$1,670	$—	$—		$2,846
Services	2,748	3,662	—	—		6,410

Total revenues	3,924	5,332	—	—		9,256

Cost of Revenues:
Software licenses	69	286	—	—		355
Services	532	335	—	—		867

Total cost of revenues	601	621	—	—		1,222

Gross profit	3,323	4,711	—	—		8,034

Operating Expenses:
Product development	767	1,411	—	—		2,178
Selling, general and administrative	2,665	3,777	—	(589)	(x)	5,853
Goodwill Impairment	—	5,200	—	(5,200)	(y)	—

Total operating expenses	3,432	10,388	—	(5,789)		8,031

Income (loss) from continuing operations	(109)	(5,677)	—	5,789		3
Other income (expense), net	109	(49)	—	430	(z)	490

Income (loss) from continuing operations before income taxes	—	(5,726)	—	6,219		493
Provision for income taxes	—	38	—	—	(bb)	38

Net income (loss) from continuing operations	—	(5,764)	—	6,219		455
Loss from discontinued operations	(941)	—	941	—		—

Net income (loss)	$(941)	$(5,764)	$941	$6,219		$455

	Historic (t)					Pro Forma

Net income per share:
Basic for continuing operations	$—					$0.02
Diluted for continuing operations	$—					$0.02
Shares used in computing net income per share:
Basic	29,524					29,524
Diluted	29,675					29,675

See accompanying notes

Notes to the Unaudited Pro Forma Consolidated Statement of Operations
(t)	The Company’s unaudited consolidated statement of operations as reported in its Form 10-QSB for the six month period ended October 31, 2006.
(u)	Gupta Technologies, LLC unaudited consolidated statement of operations for the six months ended September 30, 2006.
(v)	Reflects adjustments resulting from the sale of the Company’s IRM division and its ViaMode Product to Halo.
(w)	Adjustments resulting from the purchase of Gupta Technologies, LLC from Halo Technology Holdings, Inc. and the debt financing provided by ComVest Capital, LLC in conjunction with the acquisition.
(x)

Reflects the elimination of amortization expense for intangibles included in Gupta’s results ($907,000) and the recognition of expenses associated with the amortization of Unify’s intangibles ($318,000).

(y)	Reflects the elimination of a goodwill impairment recorded by Gupta.
(z)	Reflects interest expense associated with the debt financing ($314,000), the amortization of the discount on the term notes ($87,000) and the amortization of financing costs ($29,000).
(bb)	The Company has not recorded any expenses for income taxes as it has substantial net operating loss carry forwards that is believes would offset any tax liability.

UNIFY CORPORATION
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.         Basis of Pro Forma Presentation

The unaudited pro forma consolidated condensed financial statements give effect to the acquisition of Gupta Technologies (“Gupta”) and the sale by Unify of its IRM division and ViaMode software product using the purchase method of accounting.  On November 20, 2006, Unify entered into a Purchase and Exchange Agreement (the “Purchase Agreement”) with Halo Technology Holdings, Inc. (“Halo”) pursuant to which Unify agreed to acquire Gupta in exchange for its IRM division, its ViaMode software product, $6.1 million in cash and the amount, if any, by which Gupta’s working capital exceeds Unify’s “NavRisk working capital” as defined in the Purchase Agreement.

2.         Pro Forma Adjustments — Balance Sheet

Pro forma adjustments reflect the components of the purchase consideration which consist of Unify’s IRM division, ViaMode software product and $6.1 million in cash. Also reflected in pro forma columns are adjustments to the related fair values of the assets and liabilities acquired and expenses associated with a debt financing that was completed in conjunction with the acquisition. As part of the allocation of the purchase price, using an independent valuation expert’s preliminary results, Unify has recorded intangible assets and goodwill. The preliminary results are subject to adjustment upon finalization of the valuation which is expected to be completed by the end of the Company’s fourth quarter which ends April 30, 2007. The final allocation price could differ materially from the preliminary allocation.

3.         Pro Forma Adjustments — Statement of Operations

This represents the amortization of the acquired identifiable intangible, assets and expenses associated with a debt financing obtained in conjunction with the acquisition of Gupta. These expenses include interest expense, the reimbursement of due diligence costs incurred by the lender, loan commitment fees, and the amortization of a discount relative to warrants included in the financing. The interest rate for the term notes is fixed at 11.25%. The interest rate for the revolver is prime plus 2.25% resulting in a rate of 10.50% currently. In calculating interest expense for the pro forma the Company has assumed a rate of 10.50% for the revolver for all periods shown. Additionally, the Company has not recorded any expenses for income taxes as it has substantial net operating loss carry forwards that it believes would offset any tax liability.

APPENDIX C

UNIFY CORPORATION

Form 10-QSB

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 10-QSB

☒ Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended October 31, 2006

OR

☐ Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Commission File Number: 001-11807

UNIFY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-2710559
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2101 Arena Blvd, Suite 100
Sacramento, California 95834
(Address of principal executive offices)

Telephone: (916) 928-6400
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒	No ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐	No ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act),

Yes ☐	No ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: 29,523,608 shares of Common Stock, $0.001 par value, as of October 31, 2006.

UNIFY CORPORATION
FORM 10-QSB

INDEX

PART I.	FINANCIAL INFORMATION	3

Item 1.	Financial Statements	3

	Unaudited Condensed Consolidated Balance Sheets as of October 31, 2006 and April 30, 2006	3

	Unaudited Condensed Consolidated Statements of Operations for the three and six months ended October 31, 2006 and 2005	4

	Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended October 31, 2006 and 2005	5

	Notes to Unaudited Condensed Consolidated Financial Statements	6

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	17

Item 3.	Quantitative and Qualitative Disclosures about Market Risk	24

Item 4.	Controls and Procedures	24

PART II.	OTHER INFORMATION	25

Item 1.	Legal Proceedings	25

Item 6.	Exhibits	26

SIGNATURE		27

CERTIFICATIONS

2

PART I.  FINANCIAL INFORMATION

Item 1.	Financial Statements

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31, 2006	April 30, 2006

ASSETS
Current assets:
Cash and cash equivalents	$1,357	$1,881
Accounts receivable, net	1,469	3,359
Prepaid expenses and other current assets	980	499
Assets of discontinued operations held for sale	1,887	1,954

Total current assets	5,693	7,693
Property and equipment, net	200	244
Other investments	214	214
Other assets, net	197	200

Total assets	$6,304	$8,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$385	$353
Short-term borrowings and current portion of long-term debt	81	33
Other accrued liabilities	936	713
Accrued compensation and related expenses	478	773
Deferred revenue	1,837	2,880
Liabilities of discontinued operations	1,151	1,284

Total current liabilities	4,868	6,036
Other long-term liabilities	79	80
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock	29	29
Additional paid-in capital	63,996	63,937
Accumulated other comprehensive income	23	19
Accumulated deficit	(62,691)	(61,750)

Total stockholders’ equity	1,357	2,235

Total liabilities and stockholders’ equity	$6,304	$8,351

See accompanying notes to condensed consolidated financial statements.

3

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended October 31,		Six Months Ended October 31,

	2006	2005	2006	2005

Revenues:
Software licenses	$785	$1,029	$1,176	$2,060
Services	1,405	1,333	2,748	2,769

Total revenues	2,190	2,362	3,924	4,829

Cost of Revenues:
Software licenses	31	121	69	260
Services	256	266	532	573

Total cost of revenues	287	387	601	833

Gross profit	1,903	1,975	3,323	3,996

Operating Expenses:
Product development	391	436	767	921
Selling, general and administrative	1,307	1,269	2,665	2,723

Total operating expenses	1,698	1,705	3,432	3,644

Income (loss) from continuing operations	205	270	(109)	352
Other income, net	86	25	109	23

Income from continuing operations before income taxes	291	295	—	375
Provision for income taxes	—	—	—	—

Net income from continuing operations	291	295	—	375
Loss from discontinued operations	(478)	(290)	(941)	(482)

Net income (loss)	$(187)	$5	$(941)	$(107)

Net income (loss) per share:
Basic earnings per share:
Continuing operations	$0.01	$0.01	$—	$0.01
Discontinued operations	$(0.02)	$(0.01)	$(0.03)	$(0.02)
Diliutive earnings per share:
Continuing operations	$0.01	$0.01	$—	$0.01
Discontinued operations	$(0.02)	$(0.01)	$(0.03)	$(0.02)
Shares used in computing net income (loss) per share:
Basic	29,524	28,851	29,524	28,736
Dilutive	29,524	29,218	29,524	28,736

See accompanying notes to condensed consolidated financial statements.

4

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended October 31,

	2006	2005

Cash flows from operating activities:
Net loss	$(941)	$(107)
Loss from discontinued operations	(941)	(482)

Income from continuing operations	—	375
Reconciliation of income to net cash provided by (used in) continuing operating activities:
Depreciation	75	91
Loss on disposal of equipment	—	1
Amortization	—	7
Stock based expense	29	57
Changes in operating assets and liabilities:
Accounts receivable	1,909	789
Prepaid expenses and other current assets	(474)	232
Accounts payable	31	(235)
Accrued compensation and related expenses	(304)	(269)
Other accrued liabilities	219	(430)
Deferred revenue	(1,058)	(1,150)

Net cash provided by (used in) continuing operating activities	427	(532)

Cash flows from investing activities:
Purchases of property and equipment	(32)	(24)

Net cash used in investing activities of continuing operations	(32)	(24)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	—	55
Short-term borrowings	74	675
Principal payments under debt obligations	(28)	14

Net cash provided by financing activities from continuing operations	46	744

Effect of exchange rate changes on cash	12	(51)
Cash flows of discontinued operations:
Net cash used in operating activities	(977)	(512)
Net cash used in investing activities	—	(13)
Net cash used in financing activities	—	(64)
Net decrease in cash and cash equivalents	(524)	(452)
Cash and cash equivalents, beginning of period	1,881	3,675

Cash and cash equivalents, end of period	$1,357	$3,223

Supplemental cash flow information for continuing operations:
Cash paid during the period for:
Interest	$1	$5

See accompanying notes to condensed consolidated financial statements.

5

UNIFY CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The condensed consolidated financial statements have been prepared by Unify Corporation (the “Company”, “we”, “us”, “our”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Company qualifies as a small business filer and effective with this filing is changing its filing to use Form 10-QSB. Previous quarterly and annual filings of the Company have been made using Form 10-Q and Form 10-K, respectively. While the interim financial information contained in this filing is unaudited, such financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year. These financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006 as filed with the SEC.

Revenue Recognition

The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. The Company licenses its products to end-user customers, independent software vendors (“ISVs”), international distributors and value-added resellers (“VARs”). The Company’s contracts with ISVs, VARs and international distributors do not include special considerations such as rights of return, stock rotation, price protection, special acceptance or warranty provisions. With the exception of its NavRisk product, the Company recognizes revenue for software license sales in accordance with Statement of Position 97-2, Software Revenue Recognition. For the NavRisk product, the Company recognizes revenue for software licenses sales in accordance with Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts and Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts. The Company exercises judgment in connection with the determination of the amount of software and services revenue to be recognized in each accounting period. The nature of each licensing arrangement determines how revenues and related costs are recognized.

With the exception of the NavRisk software application, the Company’s products are generally sold with a perpetual license. The Company sells the NavRisk software under both perpetual and term licenses. Term licenses allow the customer to use the NavRisk software for a fixed period of time, generally 3 to 5 years, and at the conclusion of the term the customer must cease using the software or purchase a new license term. The customer does not receive any additional software during the license term. Under both perpetual and term licenses the customer can, at their discretion, elect to purchase related maintenance and support on an annual basis.

For software license arrangements that do not require significant modification or customization of the underlying software, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectibility is probable and persuasive evidence of an arrangement exists.

For arrangements of $10,000 or more a signed noncancelable license agreement is required for revenue recognition. For arrangements that are less than $10,000 the Company considers a customer purchase order, a customer purchase requisition, or a sales quotation signed by an officer of the customer to be persuasive evidence that an arrangement exits such that revenue can be recognized.

For software license arrangements that do require significant modification or customization of the underlying software, revenue is recognized based on contract accounting under the provisions of Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts and Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. This guidance is followed since contracts with customers purchasing the NavRisk application require significant configuration to the software and the configuration activities are essential to the functionality of the software. The Company is using the completed-contract method for revenue recognition as it has limited experience determining the accuracy of progress-to-completion estimates for installation hours and project milestones. Under the completed-contract method, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectibility is probable and persuasive evidence of an arrangement exists. When a contract is completed, revenue is recognized and deferred costs are expensed.

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The Company’s customer contracts include multi-element arrangements that include a delivered element (a software license) and undelivered elements (such as maintenance and support and/or consulting). The value allocated to the undelivered elements is unbundled from the delivered element based on vendor-specific objective evidence (VSOE) of the fair value of the maintenance and support and/or consulting, regardless of any separate prices stated within the contract. VSOE of fair value is defined as (i) the price charged when the same element is sold separately, or (ii) if the element has not yet been sold separately, the price for the element established by management having the relevant authority when it is probable that the price will not change before the introduction of the element into the marketplace. The Company then allocates the remaining balance to the delivered element (a software license) regardless of any separate prices stated within the contract using the residual method as the fair value of all undelivered elements is determinable.

We defer revenue for any undelivered elements, and recognize revenue for delivered elements only when the fair values of undelivered elements are known, uncertainties regarding customer acceptance are resolved, and there are no customer-negotiated refund or return rights affecting the revenue recognized for delivered elements. If we cannot objectively determine the fair value of any undelivered element included in bundled software and service arrangements, we defer revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

An assessment of the ability of the Company’s customers to pay is another consideration that affects revenue recognition. In some cases, the Company sells to undercapitalized customers. In those circumstances, revenue recognition is deferred until cash is received, the customer has established a history of making timely payments or the customer’s financial condition has improved. Furthermore, once revenue has been recognized, the Company evaluates the related accounts receivable balance at each period end for amounts that we believe may no longer be collectible. This evaluation is largely done based on a review of the financial condition via credit agencies and historical experience with the customer. Any deterioration in credit worthiness of a customer may impact the Company’s evaluation of accounts receivable in any given period.

Revenue from support and maintenance activities, which consist of fees for ongoing support and unspecified product updates, are recognized ratably over the term of the maintenance contract, typically one year, and the associated costs are expensed as incurred.  Consulting service arrangements are performed on a “best efforts” basis and are generally billed under time-and-materials arrangements. Revenues and expenses relating to providing consulting services are recognized as the services are performed.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123(R), Share-Based Payment. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily with respect to transactions in which employee services are obtained in exchange for share-based payment. Statement 123(R) was adopted by the Company effective May 1, 2006 and the impact of Statement 123(R) is reflected in Note 3.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections – A Replacement of APB No. 20 and FAS No. 3.  SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 became effective for the Company in the first quarter of fiscal year 2007 and did not have a material impact on our financial position, cash flows or results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments – An Amendment of FAS Statements No. 133 and 150. SFAS No. 155 (a) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (b) clarifies that certain instruments are not subject to the requirements of SFAS 133, (c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that may contain an embedded derivative requiring bifurcation, (d) clarifies what may be an embedded derivative for certain concentrations of credit risk and (e) amends SFAS 140 to eliminate certain

7

prohibitions related to derivatives on a qualifying special-purpose entity. SFAS No. 155 is required to be adopted in fiscal years beginning after September 15, 2006. We do not expect the adoption of this accounting pronouncement to have a material impact on our financial position, cash flows or results of operations.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation (“FIN”) No. 48 Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation will be effective for fiscal years beginning after December 15, 2006, and will be applicable for Unify in the first quarter of fiscal 2008. We are currently evaluating the impact of this Interpretation on our consolidated financial statements.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 provides interpretive guidance on the SEC’s views regarding the process of quantifying materiality of financial statement misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application for the first interim period of the same fiscal year is encouraged. We are currently evaluating the impact of adopting SAB 108 on our consolidated financial statements.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact of adopting SFAS 157 on our consolidated financial statements.

In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158). SFAS 158 requires companies to recognize the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in their balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income, effective for fiscal years ending after December 15, 2006. SFAS 158 also requires companies to measure the funded status of the plan as of the date of its fiscal year-end, with limited exceptions, effective for fiscal years ending after December 15, 2008. We are currently evaluating the impact of adopting SFAS 158 on our consolidated financial statements.

2.	Purchase and Exchange Agreement with Halo Technology Holdings and Discontinued Operations

On March 14, 2006, the Company entered into an Agreement and Plan of Merger with Halo Technology Holdings Inc. (“Halo”). Under the terms of the merger agreement Halo would acquire all of the outstanding stock of Unify. On September 13, 2006, Halo and Unify entered into a Termination Agreement terminating the merger agreement.

On September 13, 2006, the Company entered into a Purchase and Exchange Agreement with Halo whereby Unify agreed to purchase Gupta Technologies LLC (“Gupta”) from Halo in exchange for (i) the Company’s Insurance Risk Management (“IRM”) division (ii) the Company’s ViaMode software (iii) $6,100,000 in cash and (iv) the amount, if any, by which Gupta’s net working capital exceeds IRM’s net working capital at the close of the transaction. The Company’s acquisition of Gupta was consummated on November 20, 2006.

On November 20, 2006, the Company entered into various agreements with ComVest Capital LLC (“ComVest”) whereby ComVest, along with participation from Special Situations Funds, provided debt financing for the Gupta acquisition consisting of convertible term loans totaling $5.35 million and a revolving credit facility of up to $2.5 million.  The term loans have an interest rate of 11.25% and have terms of 48 to 54 months. The revolver has an interest rate of prime plus 2.25% and has a maturity date of October 31, 2010. As part of the financing, ComVest received 2,010,000 warrants and Special Situations Funds received 1,340,000 warrants. The warrants are for the purchase of common stock at prices from $0.27 to $0.38. The agreements provide for ComVest to have a security interest in substantially all of the Company’s assets.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of Company’s IRM division and ViaMode software product have been reported as discontinued operations for the three and six months ended October 31, 2006 and 2005, respectively. In addition, the assets and liabilites of the IRM division and

8

the ViaMode software product have been reclassified as held for sale in the Balance Sheet at October 31, 2006 and April 30, 2006. The divestures of these businesses were made pursuant to the Company’s strategy to refocus on its core software development and embedded database products.

The IRM division sold and marketed the NavRisk application. The NavRisk application is a policy administration and underwriting software application used by underwriters, administrators and risk managers of risk pools, risk retention groups, captives and self-insured entities. ViaMode is a software and services solution that is used for driver performance management within the transportation industry. Both IRM and ViaMode’s historic revenues were the result of sales solely in North America. The IRM division was previously reported as a separate segment and ViaMode was included in the UBS-Americas segment. Operating results for the IRM division and ViaMode software product are summarized as follows (in thousands):

	Three Months Ended October 31,		Six Months Ended October 31,

	2006	2005	2006	2005

Revenue	$147	$299	$509	$558
Loss from discontinued operations	$(478)	$(290)	$(941)	$(482)

Assets and liabilities of the IRM division and the ViaMode product as of April 30, 2006 and October 31, 2006 were as follows (in thousands):

	October 31, 2006	April 30, 2006

Accounts receivable	$117	$114
Other assets	163	200
Property and equipment, net	20	23
Intangible, net	182	212
Goodwill	1,405	1,405

Total assets	$1,887	$1,954

Accounts payable	$7	$26
Other accrued liabilities	681	737
Accrued compensation and related expenses	101	105
Deferred revenue	362	416

Total liabilities	$1,151	$1,284

Intangibles, net of amortization and Goodwill disposed of in the divestiture of the IRM division amounted to $182,000 and $1,405,000, respectively. No amortization expense was recorded in the second quarter ended October 31, 2006 as the related assets were held for sale for the entire quarter. The ViaMode software asset had no intangibles or goodwill associated with it.

3.	Stock Compensation Information

Effective May 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, using the modified version of prospective application. Under this method, compensation expense includes the estimated fair value of equity awards vested during the reported period. Expense for equity awards vested is determined based on grant date fair value previously calculated for pro forma disclosures under SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123.”  For the quarter and six months ended October 31, 2006, equity-based compensation expense was comprised of the following (in thousands):

9

	Three Months Ended October 31, 2006	Six Months Ended October 31, 2006

Cost of Sales	$1	$1
Product Development	3	5
Selling, General and Administrative	9	23

Total Equity-Based Compensation, Continuing Operations	13	29
Equity-Based Compensation, Discontinued Operations	14	29

Total Equity-Based Compensation	$27	$58

The cost above is expected to be recognized over a weighted-average period of 1.2 years.

The impact of equity-based compensation expense on net earnings and earnings per share for the three and six months ended October 31, 2006, can be found in the pro forma table in this footnote. The Company currently estimates that equity-based compensation expense will reduce basic and diluted earnings per share in fiscal 2007 by less than $0.01. The following table shows remaining unrecognized compensation expense from continuing operations on a pre-tax basis related to all types of nonvested equity awards outstanding as of October 31, 2006. This table does not include an estimate for future grants that may be issued (amounts in thousands).

FYE
April 30,	Amount

Remainder of 2007	$24
2008	47
2009	37
2010	7

Total	$115

As permitted by SFAS No. 148, prior to the adoption of SFAS No. 123(R) the Company accounted for equity award expense under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, under which no compensation was recognized in the Company’s financial statements for the three and six months ended October 31, 2005. In connection with the modified prospective method, disclosures made for periods prior to the adoption of SFAS No. 123(R) do not reflect restated amounts.

The following table presents equity-based compensation expense included in our financial statements for the three and six months ended October 31, 2006 and 2005. The table illustrates the pro forma effects on net earnings and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, to equity-based compensation.

	Three Months Ended October 31,		Six Months Ended October 31,

	2006	2005	2006	2005

Net income (loss) as reported	$(187)	$5	$(941)	$(107)
Add: stock-based employee compensation included in reported net loss	27	—	58	—
Less: stock-based employee compensation expense, determined under fair value method for all awards	(27)	(108)	(58)	(272)

Pro forma net loss	$(187)	$(103)	$(941)	$(379)

Net loss per share (basic and diluted), as reported	$(0.01)	$0.00	$(0.03)	$0.00
Net loss per share (basic and diluted), pro forma	$(0.01)	$0.00	$(0.03)	$(0.01)

The Company continues to use the Black-Scholes option pricing model to estimate fair value of equity awards, which requires the input of highly subjective assumptions, including the expected stock price volatility. The Company’s calculations were made with the following weighted average assumptions for the three months ended October 31, 2006 and 2005, respectively:  expected option life, 12 months following vesting; stock volatility of 176% and 233%; risk-free interest rates of 4.7% and 3.9% and no dividends during the expected term. The Company’s calculations are based on the single option approach and forfeitures are recognized as they occur.

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Under the 2001 Stock Option Plan (the “2001 Option Plan”), the Company may grant options to purchase up to 2,975,000 shares of common stock to eligible employees, directors, and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. Options granted under the 2001 Stock Option Plan generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant. Under the 1991 Stock Option Plan (the “1991 Option Plan”) which expired as of March 2001, the Company was able to grant options to eligible employees, directors and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory stock options. Options granted under the 1991 Option Plan generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant.

A summary of the Company’s stock option activity for the period ended October 31, 2006 is as follows:

	Shares	Weighted average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (1)

Outstanding at April 30, 2006	2,644,914	$0.82	6.60	$171,848
Granted	25,000	$0.32
Exercised	—	$—
Canceled or expired	(120,821)	$0.86

Outstanding at October 31, 2006	2,549,093	$0.81	6.11

Exercisable at October 31, 2006	1,960,138	$0.92	5.39

(1)

Aggregate intrinsic value is defined as the difference between the current market value and the exercise price and is estimated using the closing price of the Company’s common stock on the last trading day of the periods ended as of the dates indicated.

Total intrinsic value of awards exercised during the quarters ended October 31, 2006 and October 31, 2005 was $0 for both periods. The total fair value of awards vested during the quarters ended October 31, 2006 and October 31, 2005 was $26,326 and $31,816, respectively.

A summary of the Company’s nonvested stock option activity for the period ended October 31, 2006 is as follows:

	Shares	Weighted average fair value

Nonvested at April 30, 2006	777,792	$0.43
Granted	25,000	$0.30
Vested	(145,299)	$0.42
Canceled or expired	(76,195)	$0.56

Nonvested at October 31, 2006	581,298	$0.39

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4.	Goodwill and Intangible Assets

The following tables present details of the Company’s goodwill and intangible assets as of October 31, 2006 and April 30, 2006 (in thousands) and relates entirely to the Company’s IRM division which was sold and is reported as discontinued operations with these assets reported as “held for sale”. See Note 2:

October 31, 2006	Gross carrying amount	Accumulated amortization	Net carrying amount	Estimated useful life

Infinite Lives:
Goodwill	$1,405	$—	$1,405	—
Finite Lives:
Technology-based	200	(100)	100	3 years
Customer-related	164	(82)	82	3 years

Total	$1,769	$(182)	$1,587

April 30, 2006	Gross carrying amount	Accumulated amortization	Net carrying amount	Estimated useful life

Infinite Lives:
Goodwill	$1,405	$—	$1,405	—
Finite Lives:
Technology-based	200	(83)	117	3 years
Customer-related	164	(69)	95	3 years

Total	$1,769	$(152)	$1,617

Acquired finite-lived intangibles are generally amortized on a straight line basis over their estimated useful life. Goodwill and intangible assets presented above are included in Assets held for sale as they are included in discontinued operations. Intangible assets amortization expense for the three months and six months ended October 31, 2006, was $0 and $30,000, respectively. No amortization expense was recorded in the second quarter ended October 31, 2006, as the related assets were held for sale for the entire quarter.

Goodwill will be tested for impairment on an annual basis as of April 30, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach in accordance with FASB 142, Goodwill and Other Intangible Assets.

5.	Credit Facility

On August 2, 2006, the company extended the Silicon Valley Bank revolving line of credit. This credit facility was to expire August 3, 2006; however, it was extended until November 3, 2006. On November 3, 2006, the Company’s revolving line of credit with Silicon Valley Bank expired and was not renewed. At the expiration the Company had no amounts outstanding on the line of credit.

The line of credit had a borrowing limit of $1 million. There were no amounts outstanding under the line of credit as of October 31, 2006.  The line was secured by qualifying foreign and domestic accounts receivable. The Company incurs interest expense on funds used at the prevailing prime rate plus two percent per annum. The prime rate used in the determination of interest shall not be less than 4.0%.

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6.	Long-Term Debt

The Company’s debt consists of the following at October 31, 2006 and April 30, 2006 (in thousands):

	October 31, 2006	April 30, 2006

Note payable to a financial institution repaid in September 2006	$—	$26
Note payable, bears no interest, payable in installments through March 15, 2007	74	—
Capital lease payable, payable in monthly installments through August 2007	7	10

	81	36
Less current portion	(81)	(33)

	$—	$3

7.	Other Long-Term Liabilities

In February 2005, the Company acquired all of the issued and outstanding equity securities of Acuitrek, Inc. which became the Company’s IRM division. As part of the Acuitrek acquisition the Company assumed a royalty payable of $600,000 as established by the 2001 funded software development and license arrangement with Acuitrek’s first customer. A minimum royalty is payable in quarterly installments equal to two percent of all gross revenues received from the sale or licensing of the NavRisk product through June 11, 2011. The royalty payable is included in Liabilities of discontinued operations. Any remaining royalty balance as of June 11, 2011, shall become fully due and payable on such date. The Company accrued the estimated costs of providing future support and maintenance services for the support and maintenance contracts as of the acquisition date. The future support obligation periods ranged from less than a year to greater than twenty (20) additional years. The future support obligation is included in Liabilities of discontinued operations. The IRM division has been sold and is reported as discontinued operations with this long-term liability reported as a liability of discontinued operations. See Note 2.

The Company’s other long-term liabilities consists of the following at October 31, 2006 and April 30, 2006 (in thousands):

	October 31, 2006	April 30, 2006

Long-term debt, net of current portion	$—	$3
Other long-term liabilities	79	77

Total long-term liabilities from continuing operations	$79	$80

In France, the Company is subject to mandatory employee severance costs associated with a statutory government regulated plan covering all employees. The plan provides for one month of severance for the first five years of service with an employer and one fifth of one year of severance for every one year of service thereafter. In order to receive their severance payment the employee may not retire before age 65 and must be employed at the time of retirement.

8.	Maintenance Contracts

The Company offers maintenance contracts to its customers at the time they enter into a product license agreement and renew those contracts, at the customers’ option, annually thereafter. These maintenance contracts are priced as a percentage of the value of the related license agreement. The specific terms and conditions of these initial maintenance contracts and subsequent renewals vary depending upon the product licensed and the country in which the Company does business. Generally, maintenance contracts provide the customer with unspecified product maintenance updates and customer support services. Revenue from maintenance contracts is initially deferred and then recognized ratably over the term of the agreements.

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Changes in the Company’s deferred maintenance revenue from continuing operations during the periods are as follows (in thousands):

	Three Months Ended October 31,		Six Months Ended October 31,

	2006	2005	2006	2005

Deferred maintenance revenue beginning balance	$2,249	$2,098	$2,810	$2,837
Deferred maintenance revenue recognized during period	(1,226)	(1,215)	(2,451)	(2,513)
Deferred maintenance revenue of new maintenance contracts	761	905	1,425	1,464

Deferred maintenance revenue ending balance	$1,784	$1,788	$1,784	$1,788

9.	Comprehensive Loss

The Company’s total comprehensive income (loss) for the periods shown was as follows (in thousands):

	Three Months Ended October 31,		Six Months Ended October 31,

	2006	2005	2006	2005

Net income (loss)	$(187)	$5	$(941)	$(107)
Foreign currency translation gain	—	88	4	26

Total comprehensive income (loss)	$(187)	$93	$(937)	$(81)

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10.	Earnings (Loss) Per Share

SFAS No. 128, Earnings per Share, requires a dual presentation of basic and diluted income per share (“EPS”). Basic EPS excludes dilution and is computed by dividing net income (loss) attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (e.g. convertible preferred stock, warrants, and common stock options) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded for the three-month period ended October 31, 2006, and the six-month periods ended October 31, 2006 and 2005, as their effect would be antidilutive. The following is a reconciliation of the numerators and denominators of the basic and diluted income per share computations for the periods indicated (in thousands, except per share data):

	Three Months Ended October 31,		Six Months Ended October 31,

	2006	2005	2006	2005

Net income (loss) (Numerator):
Net income (loss), basic and diluted	$(187)	$5	$(941)	$(107)

Shares (Denominator):
Weighted average shares of common stock outstanding, basic	29,524	28,851	29,524	28,736
Effect of dilutive securities (stock options)	—	367	—	—

Weighted average shares of common stock outstanding, diluted	29,524	29,218	29,524	28,736

Per Share Amount:
Net income (loss) per share, basic	$(0.01)	$0.00	$(0.03)	$0.00
Effect of dilutive securities	—	—	—	—

Net income (loss) per share, diluted	$(0.01)	$0.00	$(0.03)	$0.00

Weighted average anti-dilutive stock options excluded from diluted net income (loss) per share	2,512	2,272	2,512	2,722

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11.	Segment Information

The Company maintains two segments for the Unify Business Solutions (“UBS”) division that sells and markets application development software and related services. The segments are the Americas, which includes the Company’s international distributors, and Europe, including the UK, France and other direct European customers. The Company also previously maintained a reportable segment for its Insurance Risk Management  (“IRM”) division. The IRM division sold and marketed the NavRisk application. In November 2006, the IRM division and the Company’s ViaMode software product were sold. In the tables below, the IRM division and the Company’s ViaMode software product comprise the amounts presented as discontinued operations.

Financial information for the Company’s reportable segments is summarized below (in thousands):

	Three Months Ended October 31,		Six Months Ended October 31,

	2006	2005	2006	2005

Total revenues:
UBS-Americas	$1,066	$1,391	$1,837	$2,895
UBS-Europe	1,124	971	2,087	1,934

Total revenues from continuing operations	2,190	2,362	3,924	4,829
Total revenues from discontinued operations	147	299	509	558

Total revenues	$2,337	$2,661	$4,433	$5,387

Operating Income (loss):
UBS-Americas	$(168)	$(15)	$(744)	$(354)
UBS-Europe	373	285	635	706

Total operating income (loss) from continuing operations	205	270	(109)	352
Total operating loss from discontinued operations	(478)	(290)	(941)	(482)

Total operating loss	$(273)	$(20)	$(1,050)	$(130)

Interest income	$15	$38	$36	$59

Net revenues by geographic area were as follows (in thousands):

	Three Months Ended October 31,		Six Months Ended October 31,

	2006	2005	2006	2005

Total revenues:
Americas	$706	$733	$1,265	$1,635
International Distributors	360	658	572	1,260
Central Europe-Germany, Benelux, Others	288	209	576	435
United Kingdom	259	309	459	665
France	577	453	1,052	834

Total revenues from continuing operations	2,190	2,362	3,924	4,829
Total revenues from discontinued operations	147	299	509	558

Total revenues	$2,337	$2,661	$4,433	$5,387

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UNIFY CORPORATION

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The discussion in this Quarterly Report on Form 10-QSB contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the software industry and certain assumptions made by the Company’s management. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include, but are not limited to, those set forth herein under “Volatility of Stock Price and General Risk Factors Affecting Quarterly Results” and in the Company’s Annual Report on Form 10-K under “Business – Risk Factors.” Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the risk factors set forth in other reports or documents the Company files from time to time with the SEC, particularly the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.

The following discussion should be read in conjunction with the unaudited Condensed Consolidated Financial Statements and Notes thereto in Part I, Item 1 of this Quarterly Report on Form 10-QSB and with the audited Consolidated Financial Statements and Notes thereto, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006, as filed with the SEC.

Overview

Unify (the “Company”, “we”, “us” or “our”) provides software development and data management solutions to a global base of customers, partners and distributors. Our solutions deliver a broad set of capabilities for automating business processes, integrating and extending existing applications in a Service Oriented Architecture (“SOA”) environment and delivering collaborative and actionable information. Through our industry expertise and market-leading technologies, we help organizations drive business optimization, apply governance, and increase customer services.

Our products include application development and data management software that helps our customers automate and streamline business processes and extend existing applications with SOA. By consolidating, automating and managing data, our customers see increases in efficiencies and services, as well as reductions in costs.

On March 14, 2006, the Company entered into an Agreement and Plan of Merger with Halo Technology Holdings Inc. (“Halo”). Under the terms of the merger agreement Halo would acquire all of the outstanding stock of Unify. On September 13, 2006, Halo and Unify entered into a Termination Agreement terminating the merger agreement.

On September 13, 2006, the Company entered into a Purchase and Exchange Agreement with Halo whereby Unify agreed to purchase Gutpa Technologies LLC (“Gupta”) from Halo in exchange for (i) the Company’s Insurance Risk Management (“IRM”) division, (ii) the Company’s ViaMode software, (iii) $6,100,000 in cash, and (iv) the amount, if any, by which Gupta’s net working capital exceeds IRM’s net working capital at the close of the transaction. The Company’s acquisition of Gupta was consummated on November 20, 2006.

In order to provide funding for the acquisition of Gupta, Unify obtained debt financing from ComVest Capital LLC (“ComVest”). On November 20, 2006, the Company entered into various agreements with ComVest whereby ComVest, along with participation from Special Situations Funds, would provide debt financing consisting of three convertible term loans totaling $5.35 million and a revolving credit facility of up to $2.5 million.  The term loans have an interest rate of 11.25% and are to be repaid over a period of 48 to 54 months. The revolver has an interest rate of prime plus 2.25% and has a maturity date of October 31, 2010. As part of the financing, ComVest received 2,010,000 warrants and Special Situations Funds received 1,340,000 warrants. The warrants are for the purchase of common stock at prices from $0.27 to $0.38. The agreements provide for ComVest to have a security interest in substantially all of the Company’s assets.

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Prior to Unify’s acquisition of Gupta, the Company was comprised of two divisions, the Unify Business Solutions (“UBS”) division and the Insurance Risk Management (“IRM”) division. As part of the Purchase and Exchange Agreement with Halo the IRM division was sold to Halo on November 20, 2006. Unify is  headquartered in Sacramento, California with a subsidiary office in France and a sales office in the United Kingdom (“UK”). UBS is comprised of our technology products including Unify NXJ, Unify Composer, ACCELL, DataServer and the VISION product families. UBS customers include corporate information technology departments (“IT”), software value-added resellers (“VARs”), solutions integrators (“SIs”) and independent software vendors (“ISVs”) from a variety of industries, including insurance, financial services, healthcare, government, manufacturing and many other industries. We market and sell products directly in the United States, UK and France, and indirectly through worldwide distributors in Australia, Brazil and Latin America with customers in more than 45 countries. Until its sale to Halo, our Insurance Risk Management (“IRM”) division provided a policy administration and underwriting solution, NavRisk, for the alternative risk market. The alternative risk market includes public entity risk pools made up of cities, counties, special districts, third party administrators and insurance carriers that administer self-insurance funds for public entities, captives and other self-insured groups.

Unify’s mission is to deliver application development and data management technology solutions that give customers a highly productive and rich user experience while adhering to the open standards of SOA.  Our strategy is to leverage our award-winning Web services and process automation technology to deliver a broad set of solutions that streamline and automate processes and workflow; present rich user experiences; and deliver consolidated actionable information from multiple sources. We believe our technology portfolio creates a unique and compelling offering in the marketplace as we offer customers a better way to build, integrate, and maintain business applications cost effectively.

Critical Accounting Policies

The following discussion and analysis of the Company’s financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The areas that require significant judgment are as follows.

Revenue Recognition

The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. The Company licenses its products to end-user customers, independent software vendors (“ISVs”), international distributors and value-added resellers (“VARs”). The Company’s contracts with ISVs, VARs and international distributors do not include special considerations such as rights of return, stock rotation, price protection, special acceptance or warranty provisions. With the exception of its NavRisk product, the Company recognizes revenue for software license sales in accordance with Statement of Position 97-2, Software Revenue Recognition. For the NavRisk product, the Company recognizes revenue for software licenses sales in accordance with Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts and Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts. The Company exercises judgment in connection with the determination of the amount of software and services revenue to be recognized in each accounting period. The nature of each licensing arrangement determines how revenues and related costs are recognized.

With the exception of the NavRisk software application, the Company’s products are generally sold with a perpetual license. The Company sells the NavRisk software under both perpetual and term licenses. Term licenses allow the customer to use the NavRisk software for a fixed period of time, generally 3 to 5 years, and at the conclusion of the term the customer must cease using the software or purchase a new license term. The customer does not receive any additional software during the license term. Under both perpetual and term licenses the customer can, at their discretion, elect to purchase related maintenance and support on an annual basis.

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For software license arrangements that do not require significant modification or customization of the underlying software, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectibility is probable and persuasive evidence of an arrangement exists.

For arrangements of $10,000 or more a signed noncancelable license agreement is required for revenue recognition. For arrangements that are less than $10,000 the Company considers a customer purchase order, a customer purchase requisition, or a sales quotation signed by an officer of the customer to be persuasive evidence that an arrangement exists such that revenue can be recognized.

For software license arrangements that do require significant modification or customization of the underlying software, revenue is recognized based on contract accounting under the provisions of Accounting Research Bulletin (“ARB”) 45, Long-Term Construction Type Contracts and Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts.  This guidance is followed since contracts with customers purchasing the NavRisk application require significant configuration to the software and the configuration activities are essential to the functionality of the software.  The Company is using the completed-contract method for revenue recognition as it has limited experience determining the accuracy of progress-to-completion estimates for installation hours and project milestones.  Under the completed-contract method, revenue is recognized when the software product or service has been shipped or electronically delivered, the license fees are fixed and determinable, uncertainties regarding customer acceptance are resolved, collectibility is probable and persuasive evidence of an arrangement exists. When a contract is completed, revenue is recognized and deferred costs are expensed.

The Company’s customer contracts include multi-element arrangements that include a delivered element (a software license) and undelivered elements (such as maintenance and support and/or consulting). The value allocated to the undelivered elements is unbundled from the delivered element based on vendor-specific objective evidence (VSOE) of the fair value of the maintenance and support and/or consulting, regardless of any separate prices stated within the contract. VSOE of fair value is defined as (i) the price charged when the same element is sold separately, or (ii) if the element has not yet been sold separately, the price for the element established by management having the relevant authority when it is probable that the price will not change before the introduction of the element into the marketplace. The Company then allocates the remaining balance to the delivered element (a software license) regardless of any separate prices stated within the contract using the residual method as the fair value of all undelivered elements is determinable.

We defer revenue for any undelivered elements, and recognize revenue for delivered elements only when the fair values of undelivered elements are known, uncertainties regarding customer acceptance are resolved, and there are no customer-negotiated refund or return rights affecting the revenue recognized for delivered elements. If we cannot objectively determine the fair value of any undelivered element included in bundled software and service arrangements, we defer revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

An assessment of the ability of the Company’s customers to pay is another consideration that affects revenue recognition. In some cases, the Company sells to undercapitalized customers. In those circumstances, revenue recognition is deferred until cash is received, the customer has established a history of making timely payments or the customer’s financial condition has improved. Furthermore, once revenue has been recognized, the Company evaluates the related accounts receivable balance at each period end for amounts that we believe may no longer be collectible. This evaluation is largely done based on a review of the financial condition via credit agencies and historical experience with the customer. Any deterioration in credit worthiness of a customer may impact the Company’s evaluation of accounts receivable in any given period.

Revenue from support and maintenance activities, which consists of fees for ongoing support and unspecified product updates, is recognized ratably over the term of the maintenance contract, typically one year, and the associated costs are expensed as incurred.  Consulting service arrangements are performed on a “best efforts” basis and are generally billed under time-and-materials arrangements. Revenues and expenses relating to providing consulting services are recognized as the services are performed.

Valuation of Long-Lived Assets

Our long-lived assets are comprised of long-term investments. At October 31, 2006, we had $214,000 in long-term investments, which are accounted for under the cost method. We assess the valuation of long-lived assets whenever circumstances indicate that there is a decline in carrying value below cost that is other-than-temporary. Several factors can

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trigger an impairment review such as significant underperformance relative to expected historical or projected future operating results and significant negative industry or economic trends. In assessing potential impairment for such investments, we consider these factors as well as the forecasted financial performance. When such decline in value is deemed to be other-than-temporary, we recognize an impairment loss in the current period operating results to the extent of the decline. Future adverse changes in market conditions or poor operating results could result in losses or an inability to recover the carrying value of the long-term investments that is not currently reflected in the investments carrying value, thereby, possibly requiring additional impairment charges in the future.

Deferred Tax Asset Valuation Allowance

As of October 31, 2006, we have approximately $5 million of deferred tax assets related principally to net operating loss carryforwards, reserves and other accruals, deferred revenue, and foreign tax credits. A valuation allowance has been recorded to offset these deferred tax assets. The ability of the Company to ultimately realize its deferred tax assets will be contingent upon the Company achieving taxable income. There can be no assurance that this will occur in amounts sufficient to utilize the deferred tax assets. Should we determine that we would be able to realize the deferred tax assets in the future in excess of the recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made.

Results of Operations

The following table sets forth, for the periods indicated, certain financial data as a percentage of total revenue:

	Three Months Ended October 31,		Six Months Ended October 31,

	2006	2005	2006	2005

Revenues:
Software licenses	35.8%	43.6%	30.0%	42.7%
Services	64.2%	56.4%	70.0%	57.3%

Total revenues	100.0%	100.0%	100.0%	100.0%

Cost of Revenues:
Software licenses	1.4%	5.1%	1.8%	5.4%
Services	11.7%	11.3%	13.6%	11.9%

Total cost of revenues	13.1%	16.4%	15.4%	17.3%

Gross profit	86.9%	83.6%	84.6%	82.7%

Operating Expenses:
Product development	17.9%	18.5%	19.5%	19.1%
Selling, general and administrative	59.7%	53.7%	67.9%	56.4%

Total operating expenses	77.6%	72.2%	87.4%	75.5%

Income (loss) from continuing operations	9.3%	11.4%	(2.8)%	7.3%
Other income, net	3.9%	1.1%	2.8%	0.5%

Income from continuing operations before taxes	13.2%	12.5%	(0.0)%	7.8%
Provision for income taxes	—%	—%	—%	—%

Net income from continuing operations	13.2%	12.5%	(0.0)%	7.8%
Loss from discontinued operations, net of taxes	(21.8)%	(12.3)%	(24.0)%	(10.0)%

Net income (loss)	(8.6)%	0.2%	(24.0)%	(2.2)%

Total Revenues

The Company generates revenue from software license sales and related services, including maintenance and support, and consulting services. We license our software through our direct sales force in the United States and Europe, and through indirect channels comprised of distributors, ISVs, VARs, and other partners worldwide. Total revenues from continuing operations for the second quarter in fiscal 2007 were $2.2 million, a decrease of $0.2 million, or 8% from fiscal 2006 second quarter revenues of $2.4 million. Total revenues from continuing operations for the six months ended October 31, 2006 were $3.9 million, a decrease of $.9 million, or 19% from fiscal 2006 when revenues for the same period were $4.8 million.

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The reduction in total revenue is entirely related to a decrease in software license revenues on a year over year basis. For the last several years we have experienced a revenue decline in our mature database and tools product as we are no longer attracting the volume of new customers we have historically, and existing customers are considering competitor’s products for new projects more often.

Total software licenses revenue from continuing operations in the second quarter of fiscal 2007 were $0.8 million, a decrease of $0.2 million from fiscal 2006. For the six months ended October 31, 2006, software license revenue from continuing operations was $1.2 million compared to $2.1 for the six months ended October 31, 2005. Total services revenues from continuing operations in the second quarter of fiscal 2007, were $1.4 million, an increase of $0.1 million from the second quarter of fiscal 2006. Services revenue from continuing operations was $2.7 million for the first six months of fiscal 2007, and was $2.8 million for the same period in fiscal 2006.

Consulting revenue from continuing operations for the second quarter for fiscal 2007 and 2006, was $0.2 and $0.1 million respectively.  Consulting revenue from continuing operations for the six months ended October 31, 2006 and 2005, was $0.3 million.

Cost of Revenues

Cost of software licenses from continuing operations consists primarily of product packaging and production costs as well as the amortization of royalties and license fees paid for licensed technology. Cost of software licenses was $31,000 for the second quarter of fiscal 2007, and $121,000 for the second quarter of fiscal 2006. For the six months ended October 31, 2006, cost of software licenses was $69,000 compared to $260,000 for the six months ended October 31, 2005. Cost of software licenses was higher in fiscal 2006 than fiscal 2007, because of higher costs associated with order processing and shipping in fiscal 2006. Costs associated with royalties and other direct production costs are expensed as incurred at the time of the sale and purchased technology from third parties are amortized ratably over their expected useful lives.

Cost of services from continuing operations consists primarily of employee, facilities and travel costs incurred in providing customer support under software maintenance contracts and consulting and implementation services. Total cost of services was $0.3 million for the second quarter of fiscal 2007 and fiscal 2006. Costs for consulting and training services were $0.1million for the second quarter of fiscal 2007 and fiscal 2006. Product support costs were $0.2 million in the second quarter of both fiscal 2007 and fiscal 2006.

Product Development

Product development expenses from continuing operations consist primarily of employee and facilities costs incurred in the development and testing of new products and in the porting of new and existing products to additional hardware platforms and operating systems. Product development costs were $0.4 million in the second quarter of fiscal 2007 and fiscal 2006. For the six months ended October 31, 2006 product development costs were $0.8 million compared to $0.9 million for the six months ended October 31, 2005.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses from continuing operations consist primarily of salaries and benefits, marketing programs, travel expenses, professional services, facilities expenses and bad debt expense or recoveries. SG&A expenses were $1.3 million for the second quarter in fiscal 2007, and $1.3 million for the same period in fiscal 2006. The major components of SG&A in the second quarter of fiscal 2007, were sales expenses of $0.6 million, marketing expenses of $0.1 million and general and administrative expenses of $0.6 million. Included in the general and administrative expenses in the second quarter of fiscal 2007, was $132,000 in legal, accounting and printer expenses related to the proposed merger with Halo that was subsequently terminated. For the second quarter of fiscal 2006, the major components of SG&A were sales expenses of $0.6 million, marketing expenses of $0.2 million, and general and administrative expenses of $0.5 million.

Discontinued Operations

Beginning in the second quarter of fiscal 2007, the Company’s IRM division and its ViaMode software product were classified as discontinued operations. Loss from discontinued operations for the three months ended October 31, 2006 and 2005, was $0.5 million and $0.3 million, respectively and for the six months ended October 31, 2006 and 2005, loss from discontinued operations was $0.9 million and $0.5 million, respectively. .

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Provision for Income Taxes

No federal or state tax provisions were recorded in the three and six-month period ended October 31, 2006, as the Company has significant net operating loss carryforwards.

Liquidity and Capital Resources

At October 31, 2006, the Company had cash and cash equivalents of $1.4 million, compared to $1.9 million at April 30, 2006. Working capital from continuing operations at the end of the second quarter of fiscal 2007, was $0.1 million compared to $1.0 million at the end of fiscal 2006.

On August 2, 2006, the Company extended its line of credit arrangement with Silicon Valley Bank. This line of credit was to expire on August 3, 2006, but the line was extended until November 3, 2006. The line expired on November 3, 2006 and was not renewed. As of October 31, 2006 the Company had no outstanding debt under the line of credit. The line of credit had a borrowing limit of $1.0 million. The line of credit was secured by qualifying foreign and domestic accounts receivable. The Company will incur interest expense on borrowings of the line of credit at the prevailing prime rate plus 2.0%. The prime rate used to calculate interest shall not be less than 4.0%.

On September 13, 2006, the Company entered into a Purchase and Exchange Agreement with Halo Technology Holdings, Inc. (“Halo”) whereby Unify agreed to purchase Gutpa Technologies LLC (“Gupta”) from Halo in exchange for (i) the Company’s Insurance Risk Management (“IRM”) division, (ii) the Company’s ViaMode software, (iii) $6,100,000 in cash, and (iv) the amount, if any, by which Gupta’s net working capital exceeds IRM’s net working capital at the close of the transaction. The Company’s acquisition of Gupta was consummated on November 20, 2006.

In order to provide funding for the acquisition of Gupta, Unify obtained debt financing from ComVest Capital LLC (“ComVest”). On November 20, 2006, the Company entered into various agreements with ComVest whereby ComVest, along with participation from Special Situations Funds, would provide debt financing consisting of three convertible term loans totaling $5.35 million and a revolving credit facility of up to $2.5 million. The term loans have an interest rate of 11.25% and are to be repaid over a period of 48 to 54 months. The revolver has an interest rate of prime plus 2.25% and has a maturity date of October 31, 2010.

Overall, cash has decreased by $0.5 million for the first six months of fiscal 2007. Cash flows from continuing operations provided by operating activities were $0.4 million for the first six months of fiscal 2007, compared to a usage of cash from operations of $0.5 million for the first six months of fiscal 2006. Primary reasons operating cash was provided in the first six months of fiscal 2007 were the result of the decrease in accounts receivable of $1.9 million from collections, an increase in other liabilities of $0.2 million and depreciation of $0.1 million offset by the decrease in deferred revenue of $1.1 million, a decrease in accrued compensation of $0.3 million and an increase in prepaid expenses and other current assets of $0.5 million. The increase in prepaid expenses and other current assets is primarily the result of a $0.5 million payment made in the second quarter of fiscal 2007, to Halo Technology Holdings, Inc. as a deposit related to the Gupta Technologies acquisition.

Cash from continuing operations used in investing activities for the first six months of fiscal 2007 and fiscal 2006, was $32,000 and $24,000 respectively, and was the result of the purchase of equipment. Cash used in financing activities from continuing operations for the first six months of fiscal 2007 and fiscal 2006 was $0.1 million and $0.7 million, respectively. The Company’s cash flow also reflects an increase in cash of $12,000 for the first six months of fiscal 2007, as a result of the effect of currency exchange rates related to international operations.

Cash used by discontinued operations for the first six month period of fiscal 2007 and fiscal 2006, was $1.0 million and $0.6 million, respectively.

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A summary of certain contractual obligations from continuing operations as of October 31, 2006, is as follows (in thousands):

	Payments Due by Period

Contractual Obligations	Total	1 year or less	2-3 years	4-5 years	After 5 years

Short-term borrowings	$74	$74	$—	$—	$—
Capital lease obligations	7	7	—	—	—
Other long-term liabilities	79	—	—	—	79
Operating leases	1,568	1,005	554	9	—

Total contractual cash obligations	$1,728	$1,086	$554	$9	$79

Volatility of Stock Price and General Risk Factors Affecting Quarterly Results

Unify’s common stock price has been and is likely to continue to be subject to significant volatility. A variety of factors could cause the price of the common stock to fluctuate, perhaps substantially, including:  announcements of developments related to our business; fluctuations in the operating results and order levels of Unify or its competitors’; general conditions in the computer industry or the worldwide economy; announcements of technological innovations; new products or product enhancements from us or our competitors; changes in financial estimates by securities analysts; developments in patent, copyright or other intellectual property rights; developments in our relationships with our customers, distributors and suppliers; legal proceedings brought against the Company or its officers; and significant changes in our senior management team. In addition, in recent years the stock market in general, and the market for shares of equity securities of many high technology companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of those companies. Such fluctuations may adversely affect the market price of our common stock. Unify’s stock trades over-the-counter on the “bulletin board.” Companies whose shares trade over-the-counter generally receive less analyst coverage and their shares are more thinly traded than stock that is traded on the NASDAQ National Market System or a major stock exchange. Our stock is therefore subject to greater price volatility than stock trading on national market systems or major exchanges.

The Company’s quarterly operating results have varied significantly in the past, and the Company expects that its operating results are likely to vary significantly from time to time in the future. Such variations result from, among other factors, the following:  the size and timing of significant orders and their fulfillment; demand for the Company’s products; ability to sell new products; the number, timing and significance of product enhancements and new product announcements by the Company and its competitors; ability of the Company to attract and retain key employees; the Company’s ability to integrate and manage acquisitions; seasonality; changes in pricing policies by the Company or its competitors; realignments of the Company’s organizational structure; changes in the level of the Company’s operating expenses; changes in the Company’s sales incentive plans; budgeting cycles of the Company’s customers; customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors; product life cycles; product defects and other product quality problems; currency fluctuations; and general domestic and international economic and political conditions.

Due to the foregoing factors, quarterly revenues and operating results may be difficult to forecast. Revenues may also be difficult to forecast because the market for software continues to evolve and the Company’s sales cycle, from initial evaluation to purchase and the provision of maintenance services, can be lengthy and vary substantially from customer to customer. Because the Company normally ships products within a short time after it receives an order, it typically does not

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have any material backlog. As a result, to achieve its quarterly revenue objectives, the Company is dependent upon obtaining orders in any given quarter for shipment in that quarter. Furthermore, because many customers place orders toward the end of a fiscal quarter, the Company generally recognizes a substantial portion of its license revenues at the end of a quarter. As the Company’s expense levels are based in significant part on the Company’s expectations as to future revenues and are therefore relatively fixed in the short term, if revenue levels fall below expectations, operating results are likely to be disproportionately adversely affected. The Company’s operating results are generally negatively affected by seasonal trends as it experiences weaker demand in the first and second quarters of the fiscal year as a result of reduced business activity in the summer months, particularly in Europe.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk. The Company’s exposure to market rate risk for changes in interest rates relates primarily to its investment portfolio, which consists of cash equivalents. Cash equivalents are highly liquid investments with original maturities of three months or less and are stated at cost. Cash equivalents are generally maintained in money market accounts which have as their objective preservation of principal. The Company does not believe its exposure to interest rate risk is material for cash and cash equivalents, which totaled $1.4 million at October 31, 2006. Unify had no short-term investments at October 31, 2006. Additionally, the Company does not believe its exposure to interest rate risk is material for debt as of October 31, 2006. On a combined basis, the current and long-term portions of debt and short-term borrowings totaled $81,000 in the second quarter of fiscal 2007.

 In November 2006, the Company entered into a revolving credit facility agreement with ComVest Capital LLC whereby ComVest would provide up to $2.5 million through the revolving credit facility. The revolver has an interest rate of prime plus 2.25% and has a maturity date of October 31, 2010. Should the prime interest rate increase during the life of the revolver, the Company would have exposure to interest rate risk if it has a large balance outstanding on the revolver.

Unify does not use derivative financial instruments in its short-term investment portfolio, and places its investments with high quality issuers only and, by policy, limits the amount of credit exposure to any one issuer. The Company is averse to principal loss and attempts to ensure the safety of its invested funds by limiting default, market and reinvestment risk.

Foreign Currency Exchange Rate Risk. As a global concern, the Company faces exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have an adverse impact on the Company’s business, operating results and financial position. Historically, the Company’s primary exposures have related to local currency denominated sales and expenses in Europe, Japan and Australia. For example, when the U.S. dollar strengthens against the major European currencies, it results in lower revenues and expenses recorded for those regions when translated into U.S. dollars.

Due to the substantial volatility of currency exchange rates, among other factors, the Company cannot predict the effect of exchange rate fluctuations on its future operating results. Although Unify takes into account changes in exchange rates over time in its pricing strategy, it does so only on an annual basis, resulting in substantial pricing exposure as a result of foreign exchange volatility during the period between annual pricing reviews. The Company also has currency exchange rate exposures on intercompany accounts receivable owed to the Company as a result of local currency sales of software licenses by the Company’s international subsidiary in France. At October 31, 2006, the Company had $0.2 million in such receivables denominated in Euros. The Company encourages prompt payment of intercompany balances in order to minimize its exposure to currency fluctuations, but it engages in no hedging activities to reduce the risk of such fluctuations. A hypothetical ten percent change in foreign currency rates would have an insignificant impact on the Company’s business, operating results and financial position. The Company has not experienced material exchange losses on intercompany balances in the past; however, due to the substantial volatility of currency exchange rates, among other factors, it cannot predict the effect of exchange rate fluctuations on its future business, operating results and financial position.

Item 4. Controls and Procedures

          (a)  Evaluation of Disclosure Controls and Procedures. Under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, we evaluated the effectiveness of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended. Based upon that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls were effective as of the end of the period covered by this quarterly report.

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          (b)  Changes in Internal Controls. There have been no changes in our internal controls over financial reporting that occurred during the quarter ended October 31, 2006, that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

UNIFY CORPORATION

PART II.	OTHER INFORMATION

Item 1.  Legal Proceedings

Litigation

The Company is subject to legal proceedings and claims that arise in the normal course of business. If such matters arise, the Company cannot assure that it would prevail in such matters, nor can it assure that any remedy could be reached on mutually agreeable terms, if at all. Due to the inherent uncertainties of litigation, were there any such matters, the Company would not be able to accurately predict their ultimate outcome. As of October 31, 2006, there were no current proceedings or litigation involving the Company that management believes would have a material adverse impact on its financial position, results of operations, or cash flows.

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Item 6.  Exhibits

Exhibits

31.1	Certification of Chief Executive Officer under Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer under 18 U.S.C Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer under 18 U.S.C Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

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UNIFY CORPORATION
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 13, 2006	Unify Corporation
(Registrant)

	By:	/s/ STEVEN D. BONHAM

Steven D. Bonham
Chief Financial Officer
(Principal Financial and Accounting Officer)

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Exhibit 31.1

CERTIFICATION OF
CHIEF EXECUTIVE OFFICER

I, Todd E. Wille, certify that:

               1.   I have reviewed this quarterly report on Form 10-QSB of Unify Corporation;

               2.   Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

               3.   Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

               4.   The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

          (a)  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

          (b)  evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

          (c)  disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

               5.   The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

          (a)  all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ TODD E. WILLE

Todd E. Wille
President and Chief Executive Officer
(Principal Executive Officer)
Dated: December 13, 2006

Exhibit 31.2

CERTIFICATION OF
CHIEF FINANCIAL OFFICER

I, Steven D. Bonham, certify that:

               1.   I have reviewed this quarterly report on Form 10-QSB of Unify Corporation;

               2.   Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

               3.   Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

               4.   The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

          (a)  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

          (b)  evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

          (c)  disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

               5.   The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

          (a)  all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ STEVEN D. BONHAM

Steven D. Bonham
Chief Financial Officer
(Principal Financial and Accounting Officer)
Dated: December 13, 2006

Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906
OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Unify Corporation (the “Registrant”) on Form 10-QSB for the quarter ended October 31, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Todd E. Wille, Chief Executive Officer of the Registrant, do hereby certify in accordance with 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, based on my knowledge:

(1) the Report fully complies with the requirements of section 13(a) of the Securities Exchange Act of 1934 (15 U.S.C. 78m); and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Dated: December 13, 2006	/s/ TODD E. WILLE

Todd E. Wille
Chief Executive Officer

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Unify Corporation and will be retained by Unify Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906
OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Unify Corporation (the “Registrant”) on Form 10-QSB for the quarter ended October 31, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Steven D. Bonham, Chief Financial Officer of the Registrant, do hereby certify in accordance with 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, based on my knowledge:

(1) the Report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 (15 U.S.C. 78m); and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Dated: December 13, 2006	/s/ STEVEN D. BONHAM

Steven D. Bonham
Chief Financial Officer

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Unify Corporation and will be retained by Unify Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

UNIFY CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS

          The undersigned hereby appoints Steven Bonham and Lisa Waddell with full power of substitution to represent the undersigned and to vote all the shares of the Common Stock of Unify Corporation (the “Company”) which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of the Company to be held at Unify Corporation, 2101 Arena Blvd., Suite 100, Sacramento, California 95834, on March 29, 2007, at 9:00 a.m. Pacific time, and at any adjournment thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, and (2) in their discretion, upon such other matters as may properly come before the meeting.

          The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and (3) Annual Report of the Company for the fiscal year ended April 30, 2006.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2 and 3.

1.	Election of the following directors:
	Nominees:	Todd E. Wille
Richard M. Brooks
Tery R. Larrew
Robert J. Majteles
Steven D. Whiteman

☐	FOR	☐	WITHHELD

☐	__________________________________________
For all nominees except as noted above

2.

To approve an amendment to the Certificate of Incorporation of Unify Corporation which will effect a reverse stock split of our Common Stock at a ratio of not less than one-for-three and not more than one-for-ten at any time prior to June 30, 2007, with the exact ratio to be set at a whole number within this range to be determined by our board of directors in its discretion.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending April 30, 2007.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	With discretionary authority, upon such other matters as may properly come before the Annual Meeting. At this time, the Board knows of no other matters to be presented at the meeting.

Whether or not you plan to attend the meeting in person, please complete this proxy so that your stock may be represented at the meeting.

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.
☐	MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Date:	_____________________________________________

Signature(s):	_____________________________________________

_____________________________________________